       As filed with the Securities and Exchange Commission on February 6, 2001.
                                                                Registration No.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 -------------

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 -------------

                               HARP & EAGLE, LTD.
                 (Name of small business issuer in its charter)

                                 -------------



       WISCONSIN                               7011                            39-1980178
(State or other jurisdiction of      (Primary Standard Industrial            (I.R.S. Employer
incorporation or organization)        Classification Code Number)          Identification Number)

      1234 NORTH ASTOR STREET
    MILWAUKEE, WISCONSIN 53202                   1234 NORTH ASTOR STREET
(414) 272-5273 - FAX (414) 290-6300            MILWAUKEE, WISCONSIN 53202
(Address and telephone number of        (Address of principal place of business)
  principal executive offices)

                               CARY JAMES O'DWANNY
                               HARP & EAGLE, LTD.
                             1234 NORTH ASTOR STREET
                           MILWAUKEE, WISCONSIN 53202
                       (414) 272-5273 - FAX (414) 290-6300
            (Name, address and telephone number of agent for service)

                          Copies of communications to:

        ROBERT J. PHILIPP, ESQ.                       KEVIN B. DUNN, ESQ.
           KRANITZ & PHILIPP                       KEVIN B. DUNN LAW OFFICE
       2230 EAST BRADFORD AVENUE                     823 NORTH CASS STREET
      MILWAUKEE, WISCONSIN  53211                 MILWAUKEE, WISCONSIN 53202
  (414) 332-2118 - FAX (414) 332-4480        (414) 276-1818 - FAX (414) 273-0554

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_| If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box, |X| If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement for the same offering. |_|          If
this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering. |_|         If this Form is a post-effective amendment filed pursuant
to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. |_|        If delivery of the
prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



                                          CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                                 Proposed             Proposed
                                             Amount               maximum             maximum             Amount of
 Title of each class of securities            to be           offering price         aggregate          registration
          to be registered                 registered            per unit          offering price            fee
-------------------------------------------------------------------------------------------------------------------------
            Common Stock                1,000,000 shares         $6.50 (1)         $6,500,000 (1)         $1,625.00
=========================================================================================================================

(1) Price of Common Stock estimated solely for the purpose of calculating the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS (SUBJECT TO COMPLETION)
DATED FEBRUARY    , 2001



                                1,000,000 SHARES

                               HARP & EAGLE, LTD.

                                  COMMON STOCK

                            -------------------------

     Harp & Eagle, Ltd. is offering a minimum of 60,000 shares and a maximum of 1,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We expect that the initial public offering price will be between $5.00 and $6.50 per share.

                            -------------------------

     We anticipate that, upon the completion of this offering, our common stock will be quoted on the NASD's OTC Bulletin Board under the symbol " ."

                            -------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                            -------------------------
                            PRICE $           A SHARE
                            -------------------------


                                                                   Underwriting                Proceeds to
                                           Price to                Discounts and              International
                                            Public                  Commissions             Monetary Systems
                                            ------                  -----------             ----------------
Per Share.................................     $                         $                          $
Minimum (60,000 shares)...................     $                         $                          $
Maximum (1,000,000 shares)................     $                         $                          $


     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This is a best-efforts, minimum-maximum offering. Our selected placement agents must sell the minimum offering of 60,000 shares if any are sold. The selected placement agents are not required to sell any specific number or dollar amount of securities in excess of the 60,000-share minimum offering, but will use their best efforts to sell all of the 1,000,000 shares offered. Funds received from subscribers will be held in escrow by Grafton State Bank. Unless the minimum offering is fully sold within 120 days from the date of this prospectus, all purchase payments will be returned in full to subscribers, without interest or deduction. If the minimum offering is sold within the foregoing period, the offering may continue until 1,000,000 shares are sold or December 31, 2001, whichever occurs first. However, we may terminate the offering at any earlier time if we choose to do so.

                            -------------------------

                             LISS FINANCIAL SERVICES


                  , 2001

                                TABLE OF CONTENTS

                                                                          Page

Prospectus Summary......................................................    3
Risk Factors............................................................    5
Use of Proceeds.........................................................    8
Dividend Policy.........................................................    8
Dilution................................................................    9
Selected Financial Data.................................................   10
Plan of Operation.......................................................   10
Business................................................................   11
Management..............................................................   14
Certain Relationships and Related Transactions..........................   16
Principal Stockholders..................................................   17
Description of Securities...............................................   18
Common Stock Eligible for Future Sale...................................   22
Underwriting............................................................   23
Legal Matters...........................................................   25
Experts.................................................................   25
Where You Can Find Additional Information...............................   25
Index to Financial Statements...........................................   26
Exhibit A (Subscription Agreement)......................................  A-1

                            -------------------------



     UNTIL      , 2001 (90 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY


     You should carefully read the following summary in conjunction with the more detailed information appearing elsewhere in this prospectus concerning our company and the common stock being offered, including our consolidated financial statements and related notes. In this prospectus, "Harp & Eagle," "we," "us" and "our" refer to Harp & Eagle, Ltd., a Wisconsin corporation, and its subsidiaries, and not to the selected placement agents.

                                   OUR COMPANY

     Harp & Eagle is engaged in the business of forming, acquiring, operating and managing Irish-theme inns and restaurants in the United States. We also own a majority of the outstanding common stock of Castledaly Acquisition Corporation, a Wisconsin corporation which owns all of the outstanding "ordinary shares" of Castledaly Manor, Ltd., an Irish limited company which owns and operates a 24-room inn and related facilities in a refurbished country manor known as Castledaly Manor, located approximately five miles from Athlone, County Westmeath, in the center of Ireland. See "Business."

     Harp & Eagle was incorporated in 1999 under the laws of the State of Wisconsin. Castledaly Acquisition Corporation and Castledaly Manor, Ltd. were incorporated in 1997 under the laws of Wisconsin and Ireland, respectively. Our executive offices are located at 1234 North Astor Street, Milwaukee, Wisconsin 53202. Our telephone number is (414) 272-5273, and our facsimile number is (414) 290-6300. Our Internet World Wide Web address is www.countyclare-inn.com. Castledaly Manor is located in Athlone, County Westmeath, Ireland. Its telephone number, when dialing from the United States, is (011) 353-902-81221, and its facsimile number is (011) 353-902-81600; its e-mail address is castledaly@tinet.ie.

                                  THE OFFERING

     Common stock offered................................................  1,000,000 shares
     Common stock outstanding before the offering........................  1,513,000 shares
     Common stock to be outstanding after minimum offering...............  1,573,000 shares
     Common stock to be outstanding after maximum offering...............  2,513,000 shares
     Proposed OTC Bulletin Board trading symbol..........................

     This is a best-efforts, minimum-maximum offering. Unless at least 60,000 shares of our common stock are sold within 120 days following the date of this prospectus, the offering will terminate and no shares will be sold. If the 60,000-share minimum offering is sold within the foregoing period, the offering may continue until 1,000,000 shares are sold or December 31, 2001, whichever occurs first. Our selected placement agents are not obligated to (1) sell any number or dollar amount of our common stock in excess of the 60,000-share minimum offering or (2) purchase any shares at any time. While these agents have agreed to use their best efforts to sell on our behalf all of the common stock offered, we cannot guarantee how much stock in excess of the required minimum, if any, will actually be sold in the offering. See "Risk Factors" and "Underwriting" for additional information concerning the terms of this offering.

                            -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THE PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                                 USE OF PROCEEDS

     We intend to use the initial net proceeds of this offering to repay existing indebtedness incurred principally in connection with the acquisition of Castledaly Acquisition Corporation and the improvement and operation of our Castledaly Manor inn and restaurant located in Athlone, Ireland. We anticipate that approximately $341,000 will be expended for this purpose. If we receive sufficient net proceeds in excess of the minimum offering, we will pursue our plans to develop inns in Green Bay, Wisconsin and County Antrim, Ireland. We expect that the cost of these projects will require approximately $2,000,000 and $1,000,000 of proceeds, respectively. If net proceeds are not sufficient to fund one or both of our proposed new inns, we will use such proceeds to increase our interest in County Clare, an Irish-theme inn and restaurant located in Milwaukee, Wisconsin. Net proceeds, if any, in excess of amounts required for the foregoing purposes will be expended to acquire and/or develop other inns in the United States and Ireland. Please see "Use of Proceeds" for additional information concerning the manner in which we intend to expend the net proceeds of this offering.

                             SUMMARY FINANCIAL DATA

     You should read the following summary financial data in conjunction with "Plan of Operation" and our consolidated financial statements, and the related notes, which are included elsewhere in this prospectus. The information shown below as of December 31, 1999, and for the period from September 14, 1999 (inception) to December 31, 1999, has been taken from the financial statements of Harp & Eagle, which have been audited by Schenck & Associates, S.C., independent certified public accountants. Our unaudited financial statements as of October 31, 2000, and for the ten months then ended, reflect, in the opinion of our management, all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial condition and results for such period.


STATEMENT OF INCOME DATA:                                              September 14, 1999
                                                                           (inception)
                                                                               to            Ten Months Ended
                                                                           December 31,         October 31,
                                                                               1999                2000
                                                                       ------------------    ----------------
                                                                                                (Unaudited)
     Sales.............................................................   $       --          $   292,987
     Cost of sales.....................................................           --               95,009
                                                                          ----------          -----------
     Gross income......................................................           --              197,978
     Operating expense.................................................           --              302,353
                                                                          ----------          -----------
     Loss from operations..............................................           --             (104,375)
     Other expense, net................................................       (2,700)             (54,100)
                                                                          ----------          ------------
     Net loss before minority interest in loss of subsidiaries.........       (2,700)            (158,475)
     Minority interest in loss of subsidiaries.........................           --               54,488
                                                                          ----------          -----------

     Net loss..........................................................   $   (2,700)         $  (103,987)
                                                                          ==========          ===========

     Net loss per common share.........................................   $     N/A *         $     (0.07)
     Weighted average common shares outstanding........................         N/A *           1,405,272


BALANCE SHEET DATA:                                                                October 31, 2000
                                                                                   ----------------
                                                                                      (unaudited)
     Cash and cash equivalents......................................................   $  212,766
     Total assets...................................................................   $1,812,648
     Long-term debt, less current portion...........................................   $  293,524
     Stockholders' equity...........................................................   $  756,428

---------------

     * As of December 31, 1999, no shares of common stock were outstanding; 1,000,000 shares were subscribed but not yet issued and outstanding.

                                  RISK FACTORS

     This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus, including our financial statements and the related notes, before investing in our common stock. If any of the following risks actually occurs, our business, operating results, prospects or financial condition could be seriously harmed. The trading price of our common stock could decline, and you could lose all or part of your investment.

THIS IS A BEST-EFFORTS, MINIMUM-MAXIMUM OFFERING, AND WE MAY NOT RAISE ENOUGH CAPITAL FROM THE SALE OF OUR COMMON STOCK TO ADEQUATELY FUND OUR PLANNED METHOD OF GROWTH AND EXPANSION.

     The managing placement agent, Liss Financial Services, and the other selected placement agents are not obligated (1) to sell on our behalf any number or dollar amount of our common stock in excess of the 60,000-share minimum offering or (2) to purchase any number or dollar amount of shares at any time. These agents have agreed to use their best efforts to sell on our behalf all of the common stock offered by this prospectus. However, we cannot guarantee how much of our common stock in excess of the required minimum, if any, will actually be sold in this offering.

     We plan to use up to approximately $341,000 of net offering proceeds to repay existing indebtedness, whether or not we are also able to acquire or develop additional hotel properties. Thereafter, if sufficient net proceeds of this offering are available, we intend to acquire and develop one or more additional hotel properties. We anticipate that we will be able to acquire or develop additional hotel properties for prices ranging from approximately $500,000 to $3.5 million per property. If the proceeds of this offering, after deduction of selling commissions and other expenses, are not sufficient to meet our cash requirements for such expansion, we will expend all the proceeds we receive to grow and expand our existing business, principally by improving our properties and/or increasing our ownership interest in affiliated properties. Our inability to obtain adequate financing may impede our growth and thus negatively affect the return on your investment in our common stock.

WE FACE RISKS ASSOCIATED WITH OUR EXPANSION PLANS, INCLUDING COMPETITION FOR SUITABLE PROPERTIES.

     We expect our growth to continue, in large part, through the acquisition and development of additional hotel properties. The success of this strategy depends upon several factors, including:

     -   the availability of financing;

     - our ability to identify and acquire properties on a cost-effective basis;

     - our ability to integrate acquired personnel, operations, products and technologies into our organization effectively; and

     - our ability to retain and motivate key personnel and to retain the clients of acquired properties.

     The competition to find and acquire or develop suitable hotel properties is intense, and we will compete for these properties with other companies that have substantially greater financial and other resources than our company.

     We cannot assure you that financing for expansion will be available on terms we find acceptable, or that we will be able to identify or consummate acquisitions, or manage and integrate any such acquisitions successfully. Our inability to do so could materially and adversely affect our business, financial condition and operating results, principally by requiring us to grow at a slower rate than planned. We also cannot assure you that we will be able to sustain the rates of growth that we have experienced in the past.

     Furthermore, we may issue equity securities to pay for future expansion, which could be dilutive to our existing stockholders. We may also incur debt or assume contingent liabilities in connection with acquisitions, which could harm our operating results.

     WE CANNOT GUARANTEE THAT AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK WILL DEVELOP OR BE SUSTAINED.

     While our common stock will be quoted on the NASD's OTC Bulletin Board upon completion of this offering, we cannot provide definite assurance that our shares will be actively traded. The development and continuation of a trading market will depend principally upon our business, financial condition and operating results. Further, if the market price for our common stock drops below $5.00 per share, SEC rules may impose additional requirements upon broker-dealers who effect transactions in our shares, principally with respect to (1) additional disclosures concerning the risks of investment in lower-priced stocks, (2) written investor-suitability determinations and (3) written authorization of these transactions by the proposed purchasers. Compliance with these rules could impede trading and adversely impact the price and liquidity of your shares.

     PURCHASERS OF COMMON STOCK IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     Assuming a price of $6.00 per share, the initial public offering price of our common stock is substantially higher than its book value immediately after the offering. As a result, if you invest in this offering, you will incur immediate dilution of at least $3.73 per share in the book value of the shares purchased from the price you pay for your stock. You will incur this dilution largely because our earlier investors paid substantially less than the initial public offering price when they purchased their common stock. See the discussion under "Dilution" for a calculation of the dilution you will experience, assuming various levels of sales in this offering.

PROVISIONS IN OUR CHARTER DOCUMENTS AND WISCONSIN LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY AND POSSIBLY REDUCE THE AMOUNT PAID FOR OUR COMMON STOCK IN THE FUTURE.

     Provisions of our articles of incorporation, bylaws and Wisconsin law could, separately or together:

     - discourage potential acquisition proposals;

     - delay or prevent a change in control; and

     - limit the price that investors might be willing to pay in the future for shares of our common stock.

     The application of these provisions could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Securities - Anti-Takeover Provisions" for a further discussion of statutory and other anti-takeover provisions which may affect us. Also, our board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, voting rights, restrictions, preferences and privileges of those shares without the approval of our stockholders. The rights of holders of common stock will be subject to, and may be impaired by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control by making it more difficult for a third party to acquire a majority of our stock. In addition, the issuance of preferred stock could have a dilutive effect on our stockholders. We have no present plans to issue shares of preferred stock. However, even the potential issuance of preferred stock could reduce the price that investors are willing to pay for our common stock.

OUR PRESIDENT IS NOT COVERED BY AN EMPLOYMENT CONTRACT OR "KEY PERSON" LIFE INSURANCE, AND HIS LOSS COULD ADVERSELY AFFECT OUR BUSINESS RESULTS AND THE VALUE OF YOUR INVESTMENT.

     Our future success depends upon the continued services of our president, Cary James O'Dwanny, and the loss of his services could have a material adverse effect on our business, financial condition, operating results and, potentially, the value of your investment in our common stock. In addition, if Mr. O'Dwanny or any of our key employees joins a competitor firm or forms a competing company, the resulting loss of existing or potential clients and business relationships, including merger or acquisition candidates, could have a serious adverse effect upon our business and the value of your investment in our common stock. None of our employees, including Cary James O'Dwanny, is bound by an employment agreement, and these personnel may terminate their employment at any time. If we were to lose one or more key employees, we may be unable to prevent the unauthorized disclosure of our strategic planning, procedures, practices or client lists. In addition, we do not have "key person" life insurance policies covering any of our employees.

OUR MANAGEMENT MAY NOT BE SUCCESSFUL IN APPLYING THE PROCEEDS OF THIS OFFERING IN A MANNER THAT INCREASES THE VALUE OF YOUR INVESTMENT.

     The net proceeds of this offering have not been allocated for specific purposes, and we will have broad discretion in determining how the proceeds will be used. You will be entrusting your funds to our management, upon whose judgment you must depend, with limited information concerning acquisitions, if any, or other purposes to which the funds will ultimately be applied. We may not be successful in spending the proceeds from this offering, whether in our existing operations or for external investments, in ways which increase our profitability or our market value, or otherwise yield favorable returns. See "Use of Proceeds" for information concerning how we plan to use the proceeds from this offering.

UNLESS MORE THAN 687,000 SHARES OF COMMON STOCK ARE SOLD IN THIS OFFERING TO PERSONS WHO ARE NOT OUR DIRECTORS OR EXECUTIVE OFFICERS OF HARP & EAGLE, OR THEIR AFFILIATES, IT IS LIKELY THAT OUR DIRECTORS, EXECUTIVE OFFICERS AND THEIR AFFILIATES WILL CONTINUE TO OWN A CONTROLLING PERCENTAGE OF OUR COMMON STOCK, AND THE VOTING POWER OF OTHER STOCKHOLDERS MAY BE LIMITED.

     We anticipate that our directors, executive officers and their affiliates will beneficially own, in the aggregate, more than 50% of our outstanding common stock after this offering unless more than 687,000 shares of common stock are sold to persons who are not directors or executive officers of our company, or their affiliates. Accordingly, if these persons act together, they will have the ability to control all matters submitted to our stockholders for approval and to exercise controlling influence over our business and affairs. This includes any determination as to the election and removal of directors and the approval of any merger or other business combination, the acquisition or disposition of our assets, whether or not we incur indebtedness, the issuance of any additional common stock or other equity securities and the payment of dividends on our common stock. These stockholders may make decisions that are adverse to your interests. See "Principal Stockholders" for more information about the ownership of our common stock.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

     The officers and directors of our company and their affiliates currently own, in the aggregate, 1,100,000 shares, or 72.7%, of our outstanding common stock. These persons have agreed to enter into lock-up agreements that prevent them from selling, pledging or otherwise disposing of their common stock for a period of 120 days after the commencement of this offering, without the prior written approval of Liss Financial Services, the managing placement agent. Upon the expiration of the 120-day lock-up period, or earlier with the written consent of Liss Financial Services, the 1,100,000 restricted shares held by our affiliates will become eligible for sale in the public market, subject to the requirements of Rule 144. 319,000; 58,000; 5,000 and 31,000 restricted shares held by non-affiliates and not subject to lock-up agreements will become eligible for sale during the first, second, third and fourth quarters of 2001, respectively, subject in each case to the same Rule 144 restrictions and requirements as sales by our affiliates. Sales of substantial amounts of our common stock in the public market, or conceivably only the perception that such sales may occur, could create the impression in the public of difficulties or problems with our business. This might adversely affect the market price of our common stock and could impair our ability to sell additional common stock or other equity securities on terms that we consider satisfactory. For a more detailed discussion of potential future sales by existing stockholders, see "Shares Eligible for Future Sale."

WE DO NOT INTEND TO DECLARE OR PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

     We currently intend to retain earnings, if any, to support our growth strategy. Consequently, a prospective investor who needs to receive periodic dividend income should probably not invest in this offering.

                                 USE OF PROCEEDS

     Assuming a public offering price of $6.00 per share, we estimate that our net proceeds from the sale of the sale of this offering, after deducting underwriting discounts and commissions and other offering expenses payable by us, will be approximately $247,000 if the minimum offering of 60,000 shares is sold and $5,325,000 if the maximum offering of 1,000,000 shares is sold. The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock and facilitate future access to public markets.

     We intend to use the net proceeds we receive from this offering to repay
(1) $168,000 owed to Johnson Bank, bearing interest at the prime rate plus 0.5% (10% at October 31, 2000), due April 30, 2000; (2) $40,000 owed to County Clare, Ltd., an affiliate, bearing interest at the rate of 6% per annum, due on demand; and (3) $33,000 owed to Grafton State Bank, bearing interest at the rate of 6% per annum, due on demand. The foregoing debt was initially owed to or guaranteed by certain of our officers, directors, shareholders and affiliates. Loan proceeds were provided to Castledaly Acquisition Corporation to finance the improvement and operation of the Castledaly Manor inn and restaurant located in Athlone, Ireland. We assumed this indebtedness in connection with our acquisition of Castledaly Acquisition Corporation when, during the fourth quarter of 2000, we purchased from Castledaly Acquisition an aggregate of 241 shares of its common stock, at the price of $1,000 per share, and paid for such common stock by assuming the debt described above. We may also assume up to $100,000 of debt owed by Castledaly Acquisition to Richard Peterson, one of our shareholders, bearing interest at the rate of 9% per annum, due on demand and initially incurred for the same purpose as the debts described above, in exchange for common stock of Castledaly Acquisition, on the same terms as the purchase-by-assumption transactions described above.

     If we receive sufficient net proceeds in excess of the minimum offering, we intend to pursue our plans to develop inns in Green Bay, Wisconsin and County Antrim, Ireland. We expect that our equity contributions to these projects will require approximately $2,000,000 and $1,000,000 of proceeds, respectively. The balance of project costs will be borrowed. If net proceeds are not sufficient to fund one or both of our proposed new inns, we will use such proceeds to increase our interest in County Clare, an Irish-theme inn and restaurant located in Milwaukee, Wisconsin. Net proceeds, if any, in excess of amounts required for the foregoing purposes will be expended to acquire and/or develop other inns in the United States and Ireland. We anticipate that we will be able to acquire or develop additional hotel properties for prices ranging from approximately $500,000 to $3.5 million per property. We continually evaluate and discuss potential acquisitions and strategic investments. However, we have no present understandings, commitments or agreements with respect to any acquisition or investment.

     While we presently anticipate that working capital will be expended for the above purposes in approximately the amounts indicated, the actual amount that we expend for these purposes will depend on a number of factors, including the amount which is raised in this offering, our future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending their use, net proceeds from this offering will be invested in bank certificates of deposit, interest-bearing savings accounts, prime commercial paper, United States Government obligations, money market funds or similar short-term investments. Any income derived from these short-term investments is expected to be used for working capital.

     Because this is a best-efforts, minimum-maximum offering, we can give you no definite assurance as to how much of our common stock in excess of the 60,000-share minimum, if any, will actually be sold. See "Risk Factors" and "Underwriting" for additional information concerning the terms of this offering.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business condition and other factors that our board of directors may deem relevant.

                                    DILUTION

     Our net tangible book value as of October 31, 2000 was approximately $330,297, or $0.22 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock then outstanding. The following table illustrates the dilution to purchasers of common stock in this offering if the minimum offering of 60,000 shares is sold, and also at certain arbitrarily determined sales levels on excess of the minimum (ie., 200,000, 600,000 and 1,000,000), at the assumed public offering price of $6.00 per share, after deduction of estimated underwriting commissions and other offering expenses payable by us. At the sales levels indicated, our pro forma net tangible book value at October 31, 2000 would have been $441,297, $1,335,297, $3,495,297 or
$5,655,297, respectively, or $0.28, $0.79, $1.67 or $2.27, respectively, per share of common stock, representing an immediate increase in net tangible book value of $0.06, $0.57, $1.45 or $2.05, respectively, per share to existing stockholders and immediate dilution of $5.72, $5.21, $4.33 or $3.73, respectively, per share to new investors.


                                                        Number of shares of common stock sold in the offering (1)
                                                     -------------------------------------------------------------
                                                     60,000          200,000           600,000           1,000,000
                                                     Shares           Shares            Shares             Shares
                                                     ------           ------            ------             ------
Initial public offering
      price per share ...........................    $  6.00          $  6.00          $  6.00           $  6.00
   Net tangible book value
      before the offering .......................       0.22             0.22             0.22              0.22
   Increase in net tangible book value
      attributable to new investors .............       0.06             0.57             1.45              2.05
                                                     -------          -------          -------           -------

Pro forma net tangible book value
     per share after the offering ...............       0.28             0.79             1.67              2.27
                                                     -------          -------          -------           -------

Dilution per share to new public investors ......    $  5.72          $  5.21          $  4.33           $  3.73
                                                     =======          =======          =======           =======



(1) The numbers of shares of common stock shown as sold in the above table, in excess of the minimum offering of 60,000 shares, have been arbitrarily selected by us for purposes of illustration only. We can provide no assurance that all or any part of the common stock offered by this prospectus in excess of the minimum will be sold. See "Risk Factors" and "Underwriting" for additional information concerning this "best-efforts," "minimum-maximum" offering.

     The following table summarizes, on a pro forma basis as of October 31, 2000, after giving effect to the sale of the minimum offering of 60,000 shares, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by new public investors purchasing shares in this offering at the assumed initial public offering price of $6.00 per share and before deduction of estimated underwriting discounts and commissions and offering expenses payable by us:


                                                          Shares                           Total
                                                         Purchased                      Consideration              Average
                                                  ------------------------        --------------------------    Consideration
                                                  Amount           Percent        Amount             Percent    Paid Per Share
                                                  ------           -------        ------             -------    --------------
Existing stockholders .......................    1,493,000           96.1%      $  868,000             70.7%      $   0.58
New public investors (1) ....................       60,000            3.9%         360,000             29.3%      $   6.00
                                                 ---------          -----       ----------            -----
     Total ..................................    1,553,000          100.0%      $1,228,000            100.0%
                                                 =========          =====       ==========            =====

-------------

(1) If sales levels of 200,000 shares, 600,000 shares and 1,000,000 shares are assumed for purposes of illustration only, at the assumed public offering price of $6.00 per share, the percent of total shares sold which are purchased by new investors would be 11.8%, 28.7% and 40.1%, respectively; and the aggregate consideration paid by new investors would be $1,200,000, $3,600,000 or $6,000,000, respectively, or 58.0%, 80.6% or 87.4%, respectively, of the total consideration paid for all of the common stock to be outstanding after this offering. The average consideration paid per share, by both existing stockholders and new investors, remains the same at all levels of sales. There can be no assurance that all or any part of the common stock offered by this prospectus in excess of the minimum offering of 60,000 shares will be sold. See "Risk Factors" and "Underwriting" for additional information concerning this "best-efforts," "minimum-maximum" offering.

                             SELECTED FINANCIAL DATA

     You should read the following selected financial data in conjunction with "Plan of Operation" and our financial statements, and the related notes, which are included elsewhere in this prospectus. The financial information shown below as of December 31, 1999, and for the period from September 14, 1999 (inception) to December 31, 1999, has been taken from our financial statements, which have been audited by Schenck & Associates, S.C., independent certified public accountants. The financial data as of October 31, 2000, and for the ten months then ended, have been derived from our unaudited financial statements which, in the opinion of our management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the data.


STATEMENT OF INCOME DATA:                                                     September 14, 1999
                                                                                  (inception)
                                                                                        to          Ten Months Ended
                                                                                   December 31,        October 31,
                                                                                       1999                2000
                                                                                    ---------           ----------
                                                                                                        (Unaudited)
     Sales ......................................................................   $      --           $  292,987
     Cost of sales ..............................................................          --               95,009
                                                                                    ---------           ----------
     Gross income ...............................................................          --              197,978
     Operating expense ..........................................................          --              302,353
                                                                                    ---------           ----------
     Loss from operations .......................................................          --             (104,375)
     Other expense, net .........................................................      (2,700)             (54,100)
                                                                                    ---------           ----------
     Net loss before minority interest in loss of subsidiaries ..................      (2,700)            (158,475)
     Minority interest in loss of subsidiaries ..................................          --               54,488
                                                                                    ---------           ----------
     Net loss ...................................................................   $  (2,700)          $ (103,987)
                                                                                    =========           ==========
     Net loss per common share...................................................   $     N/A *         $    (0.07)
     Weighted average common shares outstanding..................................         N/A *          1,405,272



BALANCE SHEET DATA:                                                                  October 31, 2000
                                                                                     ----------------
                                                                                        (unaudited)
     Cash and cash equivalents......................................................    $  212,766
     Total assets...................................................................    $1,812,648
     Long-term debt, less current portion...........................................    $  293,524
     Stockholders' equity...........................................................    $  756,428

     * As of December 31, 1999, 1,000,000 shares were subscribed but none were then issued and outstanding.

                                PLAN OF OPERATION

     We intend to fully utilize our facilities at Castledaly Manor. By marketing our travel package, we will seek to maintain full utilization of the guest rooms, bar and restaurant. We will also seek to expand our appeal to local residents of the Athlone area for weddings and meetings. If proceeds of this offering are sufficient, we will seek to build an Irish-theme hotel in Green Bay, Wisconsin and a second facility in Ireland. If the entire offering is sold, we will develop additional Irish-theme hotels in the United States.

     Harp & Eagle is currently profitable and expects to remain profitable.
We can satisfy our cash operating requirements indefinitely without receiving proceeds from this offering. However, because we generally desire to maintain a 50% ratio of equity to total capital in newly-developed facilities, our rate of expansion may be limited by our ability to add equity capital from securities offerings or other means. In selected cases, Harp & Eagle may qualify for government-funded development grants. If so, such grants may supply an additional source of equity capital and permit more rapid expansion.

     Harp & Eagle will only add plant, equipment and personnel as it expands its existing facilities or develops or purchases additional facilities. We will seek to expand or add facilities only when we believe that we can achieve profitable operations within a year of commencement of operations. However, we face significant competition in many geographic areas and have no assurance of profitable operations.

                                    BUSINESS


BACKGROUND

     Harp & Eagle has been organized to acquire, expand, build, own, manage and operate boutique hotels in the United States and Ireland, each of which will incorporate an ethnic Irish theme. In addition to providing overnight stays in our rooms, we expect that our hotels will typically incorporate a bar, gift shop and restaurant. They may feature musical entertainment periodically.

     Our President, Cary James O'Dwanny, has organized and presently operates three hotels in Wisconsin and one hotel in Ireland. The Wisconsin hotels are 52 Stafford in Plymouth, Wisconsin and County Clare in Milwaukee, Wisconsin, both of which feature an Irish theme; and Audubon in Mayville, Wisconsin which features fine dining in an historic renovation. Castledaly Manor, the hotel in Ireland, is situated in a wooded setting on a 37-acre site near Athlone, in the center of Ireland.

     Prior to the commencement of this offering, we acquired a majority of the shares of common stock of Castledaly Acquisition Corporation, a Wisconsin corporation, which owns all of the outstanding ordinary shares of Castledaly Manor, Ltd. By virtue of this acquisition, we manage and control Castledaly Manor. At the present time, our business operations include (1) the operation of Castledaly Manor and (2) the review and evaluation of other potential sites for development of additional Irish-theme inns and restaurants. We are currently researching potential sites in Green Bay, Wisconsin and County Antrim, Ireland. In the future, we may seek to build or develop other Irish-theme hotels in the United States and Ireland.

CASTLEDALY MANOR

     GENERAL. Castledaly Manor is a 37-acre facility with a manor house and stable blocks, originally built as a working estate by a wealthy Irish family in the early 18th Century. During 1997, a group of Wisconsin investors organized Castledaly Acquisition Corporation which entered into an agreement to purchase one-half of the outstanding "ordinary shares" of Castledaly Manor, Ltd., an Irish limited company; an Irish entrepreneur owned the balance. Castledaly Manor, Ltd. owns 100% of the equity in Castledaly Manor. An Irish limited company, which is comparable to a typical business corporation in the United States, provides limited liability of its shareholders; its equity shares, which are comparable to common stock, are referred to as "ordinary shares." In 1997, Castledaly Manor significantly renovated its buildings and improved its grounds. During 1999, Castledaly Acquisition Corporation acquired the remaining outstanding ordinary shares of Castledaly Manor, Ltd. and now owns 100% of its outstanding shares. During 2000, Harp & Eagle acquired a majority of the outstanding common stock of Castledaly Acquisition Corporation and now exercises ownership and exclusive operating and management control over Castledaly Manor.

     Castledaly Manor offers a travel package for American tourists which includes round-trip air travel between Chicago to Dublin and one week's accommodations at Castledaly Manor, for a package price per couple of less than $1,300 in the winter to $1,800 in the summer. This program has proven very successful, resulting in a backlog of reservations for most of 2001.

     Originally, Castledaly Manor had 11 rooms available for rent. Early in 2001, it expanded by renovation of the stable blocks behind the manor house, thereby adding an additional 12 guest rooms; with these additional rooms, the the inn now has 23 guest rooms available for rent. Commencing in the second half of 1999 and continuing to date, Castledaly Manor has been a profitable operation.

     DESCRIPTION OF THE CASTLEDALY PROPERTY. For over 250 years, Castledaly Manor has stood on its own private grounds, midway between Athlone and Moate, in the center of Ireland. It is a charming country retreat with tastefully appointed en suite bedrooms, all furnished to comfortable standards. The manor is surrounded by 37 acres of pasture and woodland, and is traversed by small streams. Five championship golf courses, horse riding and angling are available in the immediate vicinity. The manor's main building includes a large entrance hall and spacious (23 feet by 12 feet) reception hall; a dining room, lounge and function room (for corporate and business meetings; conservatory with panoramic views of the gardens; 11 guest rooms including one double-family suite; a manager's living suite; a bar with constant turf fire in evidence; and miscellaneous other rooms. The grounds include walled gardens, a small pond and stream, and stone stables which have been converted into an additional 12 guest rooms. We intend to further expand by adding an old-fashioned pub in a section of the stables.

     MARKETING AND PROMOTION. We promote Castledaly Manor primarily by word of mouth referrals and through advertising at County Clare in Milwaukee, Wisconsin and 52 Stafford in Plymouth, Wisconsin.

     CASTLEDALY PERSONNEL. Castledaly Acquisition Corporation has no employees. Castledaly Manor, Ltd. has six full-time and six part-time employees. No employee is subject to a collective bargaining agreement. Castledaly Manor, Ltd. generally considers its relations with its employees to be excellent.

COMPETITION

     With respect to both our domestic and Irish operations, the primary method of competition in the hotel business involves the effort to attract lodging guests and related dining and other business, such as meetings. This competition is intense in both countries, and we compete with numerous hotels and inns which offer excellent facilities and service, many of which have substantially greater financial and other resources than our company, particularly with respect to suitable properties and locations for expansion. Risks associated with our expansion strategy are discussed under "Risk Factors."

     In the United States, we believe that our Irish-theme concept distinguishes our inns from the vast majority of competing facilities, providing a significant marketing advantage.

     As mentioned above, provided that the net proceeds of this offering are sufficient to adequately fund one or more new inns, we expect to compete for additional properties principally with respect to properties and locations. We intend to provide for the growth of our company largely through the acquisition or development of additional hotel properties, and our inability to successfully compete for such properties could impede our efforts to grow and expand as quickly as planned.

BUSINESS EXPANSION

     We intend to concentrate substantial efforts, including the allocation of management time and other resources, on the expansion our business in the United States and Ireland. We expect to do so by (1) constructing and developing new inns in the United States and Ireland, (2) acquiring ownership positions in firms that own and operate hotels, predominantly, we expect, in the United States and Ireland, and (3) increasing our interest in properties which we already partially own.

     OWNERSHIP OF EQUITY INTERESTS. We own a majority interest in Castledaly Acquisition Corporation, which owns and operates Castledaly Manor in Ireland, as discussed above, and a minority equity interest in County Clare, Ltd., which operates an Irish-theme inn and restaurant named County Clare in Milwaukee, Wisconsin. County Clare and Castledaly Manor share marketing materials and advertising. Personnel are occasionally rotated between Milwaukee and Ireland, and share common training. In the future, we may increase our ownership in these firms or acquire ownership in other firms that own and operate Irish-theme facilities. Our general purpose in acquiring such interests is gain participation in the management of the firms in which we invest, and to develop operating synergies that benefit our company, such as achieving economies of scale in purchasing supplies, training of personnel and sharing of marketing expenses.

     DEVELOPMENT OF NEW FACILITIES. We have explored a second location in Ireland, in the town of Ballycastle, County Antrim. Our President has conducted discussions with the Moyle District County officials there, who have expressed favorable interest.

     In the United States, we may seek in the future to enter new markets by developing and building and developing additional Irish-theme hotels. In selecting sites, we intend to locate in or near cities with large populations of persons of Irish heritage, particularly in areas which exhibit pride in their ethnic origin. In our experience, the sponsorship of local Irish-heritage organizations, fairs, parades and similar groups and functions indicates an interest in Irish heritage and provides an effective means of identifying and communicating with persons who are likely to appreciate and support our Irish-theme inns and restaurants.

     Our first preference is to develop and build an Irish-theme hotel in the Green Bay, Wisconsin metropolitan area. A large segment of the Green Bay population is of Irish descent. We have reviewed various potential locations to build an Irish-theme hotel in the Green Bay area and have identified one that we consider desirable for this purpose, located on the Fox River in the downtown area of the city. However, we have not yet committed to purchase the site and will not do so until we have secured at least $1,000,000 of investment equity capital. Please see "Use of Proceeds" for additional information concerning our contribution of equity capital to this project. While we are not bound by contract to any financing strategy, our general preference is to provide at least 50% of the financing required for the development of any newly-constructed hotel in the form of equity capital, in order to minimize the risks that are inherent in using leverage in our operations.

     Our President has had discussions with the mayor and other officials in Green Bay and has received favorable indications of interest from them. We have considered potential locations in other U.S. cities, such as St. Paul, Minnesota and in Chicago, Illinois. We will seek to expand in a manner consistent with our format.

THE FORMAT OF OUR HOTELS

     As a general rule, we expect to follow a common pattern in our newly constructed Irish theme hotels. Each will generally be constructed in the Georgian-style of architecture, which is a pattern common to Irish guest houses. Each of our inns will be typically be a three-story building with colored stucco exterior. Each will feature an imposing entrance, consistent with the grand pub entrances found throughout Ireland, and will be enclosed by a European-style fence to accentuate the building's design. Typically, we will build smaller facilities, with approximately 30 to 50 guest rooms, featuring four-poster beds, remote control televisions housed in cabinets, Irish artwork and bathrooms with double whirlpools and showers. Each inn will typically offer food service from 11:30 a.m. until 9:00 p.m. Sunday through Thursday each week, and until 10:00 p.m. on Fridays and Saturdays. Each will typically accept all major credit cards; with a monthly direct billing service provided to selected corporate clients. Each will make parking available to its guests. Our inns will typically include a pub with stained and beveled glass, handsome millwork and Irish artwork; the menu will typically feature soups, salads, sandwiches and daily Irish lunch and dinner specials. Each inn will feature fine food, with a moderate price structure, unless the its locale otherwise lacks competing restaurants and accordingly may support more formal dining. While the foregoing discussion describes our general intent, particular locations may permit or encourage variations. Each new inn will feature a unique boutique environment, featuring fine food, attractive facilities, and good fellowship in a personalized atmosphere. We believe the personal touch is an essential component of our Irish hospitality.

HARP & EAGLE PERSONNEL

     We currently have no full-time employees. Our officers work part-time on an as-needed basis until we have a sufficient level of operations to justify a greater commitment of time and financial resources. No employee is subject to a collective bargaining agreement.

                                   MANAGEMENT


DIRECTORS AND OFFICERS

     Listed below are the names and ages of our directors and officers and the positions they hold with our company.


         Name                 Age                     Position
         ----                 ---                     --------
Cary James O'Dwanny            60            President, Treasurer and Director
Gerard Dunne                   44            Vice President and Director
Dennis J. Radtke               29            Vice President and Director
Sean D. O'Dwanny               34            Vice President
Richard A. Kranitz             56            Secretary
Michael S. Joyce               58            Director
Thomas J. Sheehan              61            Director

      CARY JAMES "RIP" O'DWANNY has been the President, Treasurer and a director of Harp & Eagle since our inception in 1999. From 1993 to the present, he has also been the President, Treasurer and a director of County Clare, Ltd., which owns and operates County Clare, an Irish-theme inn and restaurant located in Milwaukee, Wisconsin. From 1989 to the present, Mr. O'Dwanny has also been the President and a director of Classic Inns of Wisconsin, Inc., which owns and operates 52 Stafford, another Irish-theme inn and restaurant located in Plymouth, Wisconsin. Mr. O'Dwanny has developed a number of award-winning properties which are listed in the National Register of Historic Places.

      GERARD DUNNE has been a Vice President and a director of Harp & Eagle since our inception in 1999. He has been the manager of Castledaly Manor since June 1999. From 1998 to 1999, Mr. Dunne was a manager with The Bridge House, a popular pub in Fidelma Kiernan, Ireland, and from 1997 to 1998, he was a manager with The Three Jolly Pigeons in Athlone, Ireland. Mr. Dunne was employed by the accounting firm of Milne & Dwyer & Co., of Tullamore, from 1974 to 1981; from 1981 to 1982, he was employed by the accounting firm of Walsh Kealey & Co., also of Tullamore; and from 1982 to 1998, he has maintained his own private accounting practice.

      DENNIS J. RADTKE has been a Vice President and director of Harp & Eagle since our inception in 1999. From 1996 to the present, he has been the general manager of County Clare, an Irish-theme inn and restaurant located in Milwaukee, Wisconsin. From 1990 to 1996, he was employed at 52 Stafford, another Irish-theme inn and restaurant located in Plymouth, Wisconsin.

      SEAN D. O'DWANNY has been a Vice President of Harp & Eagle since our inception in 1999. From 1986 to the present, Mr. O'Dwanny has been the general manager of 52 Stafford, an Irish-theme inn and restaurant located in Plymouth, Wisconsin. Since 1994, he has also owned and operated the Rochester Inn, a historic bed-and-breakfast hotel located in Sheboygan Falls, Wisconsin.

      RICHARD A. KRANITZ has been the Secretary of Harp & Eagle since our inception in 1999. He has been an attorney in private practice since 1970, specializing in securities, banking and business law. Prior to establishing Kranitz & Philipp (formerly the Law Offices of Richard A. Kranitz) in 1984, he was with the Milwaukee law firms of Fretty & Kranitz (1982 to 1983), Habush, Gillick, Habush, Davis, Murphy, Kraemer & Kranitz (1977 to 1978), McKay, Martin & Kranitz (1973-1976) and Reinhart, Boerner, Van Deuren, Norris & Reiselbach, S.C. (1970 to 1973). Mr. Kranitz is a director of the Grafton State Bank.

      MICHAEL S. JOYCE has been a director of Harp & Eagle since December 2000. From 1985 to the present, he has been President and Chief Executive Officer of The Lynde and Harry Bradley Foundation, Milwaukee, Wisconsin. From 1977 to 1985, Mr. Joyce was the President of the John M. Olin Foundation, New York, New York; from 1974 to 1977, he was the President of the Goldseker Foundation, Baltimore, Maryland. Mr. Joyce is a director of Blue Cross & Blue Shied United of Wisconsin, the Pinkerton Foundation, the Philanthropy Roundtable and a member of the Selection Committee of the Clare Booth Luce Fund.

      THOMAS J. SHEEHAN has been a director of Harp & Eagle since December 2000. From 1990 to the present, he has been the Chairman of the Board, President and Chief Executive Officer of Grafton State Bank, a $125 million full-service commercial bank with an active mortgage banking operation. Mr. Sheehan is the current President of the Independent Community Bankers of America, an organization which represents over 5,000 community banks throughout the United States. He is also a Director of TYME Corporation, the primary provider of ATM and POS interchange services in Wisconsin, and a member of its Executive Committee. Mr. Sheehan is the current Chairman of the Grafton Community Development Authority; Treasurer of the Ozaukee County Development Corporation; a Director of the St. Mary's Hospital Foundation; and a member of the Grafton Police and Fire Commission.

      Cary James O'Dwanny is the father of Sean D. O'Dwanny.

      All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Our directors are not compensated for acting as directors, nor are they reimbursed for expenses related to their service as directors. Officers are elected annually by our board of directors and serve at the discretion of the board. See "Principal Stockholders" for information concerning ownership of our common stock by our directors and officers.

MANAGEMENT COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table provides information concerning the compensation earned by our Chief Executive Officer for services rendered to us in all capacities during the our fiscal year ended December 31, 2000. We are required to disclose in the table the compensation we paid to our Chief Executive Officer and to any other executive officer of our company who was paid in excess of $100,000. These persons are referred to in this prospectus as "named executive officers." Because no executive officer of our company was paid more than $100,000 for any fiscal year, only the compensation paid by us to our Chief Executive Officer is included in the table.


                                                               Annual Compensation
                                                       ---------------------------------        All Other
               Name and Principal Positions              Year      Salary($)    Bonus($)      Compensation($)
               ----------------------------              ----      ---------    --------      ---------------
Cary James O'Dwanny..................................    2000         -0-          --            --
     President, Treasurer and Director

     OPTION GRANTS IN THE LAST FISCAL YEAR. No options were granted to our Chief Executive Officer, our only named executive officer, for our fiscal year ended December 31, 2000.

     OPTION EXERCISES IN 2000 AND AGGREGATE OPTION VALUES AT DECEMBER 31, 2000. No options were exercised by our Chief Executive Officer, our only named executive officer, during fiscal 2000, and, as of December 31, 2000, no unexercised options were held by our Chief Executive Officer.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our bylaws provide for the elimination, to the fullest extent permissible under Wisconsin law, of the liability of our directors to us for monetary damages. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief. Our bylaws also provide that we shall indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from certain specified misconduct. We are required to advance their expenses incurred as a result of any proceeding against them for which they could be indemnified, including in circumstances in which indemnification is otherwise discretionary under Wisconsin law. At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of our company in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    CERTAIN TRANSACTIONS

     During December, 2000, we granted options to purchase 100,000 shares of our common stock to four persons, all of whom are officers, directors and/or employees of Harp & Eagle. These options were granted pursuant to a plan adopted by our shareholders as of September 15, 1999. Options to purchase 25,000 shares were granted to each of the following persons: Gerard Dunne, Richard A. Kranitz, Sean D. O'Dwanny and Dennis J. Radtke. All of such options are exercisable for a period of five years, commencing six months following the initial effective date of the registration statement relating to this offering, at the price of $1.00 per share. The exercise price of these options was determined by us to reflect the fair value of our common stock on December 31, 2000, in accordance with the shareholder resolution authorizing such options.

     During the fourth quarter of 2000, we purchased an aggregate of 241 shares of common stock of Castledaly Acquisition Corporation from that affiliated corporation, at the price of $1,000 per share. We paid for this common stock by assuming certain outstanding indebtedness of Castledaly Acquisition to, or guaranteed by, our directors, officers, shareholders and affiliates, as follows:
Johnson Bank - $168,000 guaranteed by County Clare, Ltd.; County Clare, Ltd. - $40,000; and Grafton State Bank - $33,000 guaranteed by Cary James O'Dwanny, F. Fuller McBride and Richard A. Kranitz.

     We have no loans outstanding to any of our directors or officers.

     CONFLICTS OF INTEREST

     Certain potential conflicts of interest are inherent in the relationships between our affiliates and us.

     From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate. These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with ours with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among the interests of Harp & Eagle and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither we or our shareholders will have any right to require participation in such other activities.

     Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of Harp & Eagle and these related persons or entities. For example, we may buy additional shares of common stock of County Clare, Ltd., the corporation which owns and operates County Clare, an Irish-theme inn and restaurant located in Milwaukee, Wisconsin. As of October 31, 2000, we already held a 6% minority interest in County Clare, Ltd. and options to purchase an additional 16,500 shares (approximately 11%) at the price of $1.00 per share. Cary James O'Dwanny, who is the president, treasurer, a director and significant shareholder of Harp & Eagle, is also an officer, director and shareholder of County Clare, Ltd.

     We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties, and, with respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that (1) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (2) the transaction be approved by a majority of our disinterested outside directors and (3) the transaction be fair and reasonable to Harp & Eagle at the time it is authorized or approved by our directors.

     Kranitz & Philipp, our securities counsel, are also counsel to Liss Financial Services, the managing placement agent. We will be represented by other independent counsel in all instances, including securities law matters, where our interests are deemed by us to conflict with those of the managing placement agent.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of December 31, 2000, and as adjusted to reflect the sale of the minimum offering of 60,000 shares, certain information with respect to the beneficial ownership of our common stock by:

     - each person known by us to beneficially own more than 5% of our common stock;

     -   each of our directors;

     -   our sole named executive officer; and

     -   all of our directors and executive officers as a group.

     We believe that, subject to applicable community and marital property laws, the beneficial owners of our common stock listed below have sole voting and dispositive power with respect to such shares.


                                                               Shares beneficially owned           Shares beneficially owned
                                                                   prior to offering               after minimum offering (1)
                                                               --------------------------          --------------------------
Name and Address of Beneficial Owner                           Number             Percent          Number             Percent
------------------------------------                           ------             -------          ------             -------
Cary James O'Dwanny ...................................       1,000,000             66.1%         1,000,000             63.6%
1234 North Astor Street
Milwaukee, WI 53202

Gerard Dunne ..........................................              --               --                 --               --
Castledaly, Moate
County Westmeath, Ireland

Michael S. Joyce ......................................          75,000              5.0%            75,000              4.8%
1241 North Franklin Place
Milwaukee, WI 53202

Dennis J. Radtke ......................................              --               --                 --               --
1234 North Astor Street
Milwaukee, WI 53202

Thomas J. Sheehan .....................................          25,000              1.7%            25,000              1.6%
101 Falls Road
Grafton, WI 53024

Jeffrey Cameron, M.D ..................................          80,000              5.3%            80,000              5.1%
8225 North Gray Log Lane
Fox Point, WI 53217

F. Fuller McBride, M.D ................................          82,000              5.4%            82,000              5.2%
N5326 Highway 45 South
Fond du Lac, WI 54935

All directors and executive officers
   as a group (6 persons) .............................       1,100,000             72.7%         1,100,000             69.9%

--------------

(1) Because this is a best-efforts, minimum-maximum offering, we cannot guarantee that all or any part of the common stock offered by this prospectus in excess of the minimum offering of 60,000 shares will be sold. See "Risk Factors" and "Underwriting" for information concerning this type of offering. If the number of shares of common stock sold in the offering, as arbitrarily selected by us for purposes of illustration only, is assumed to be 250,000 shares, 500,000 shares, 750,000 shares or 1,000,000, ownership percentages would be as follows:


                                                         Assumed number of shares of common stock sold in the offering
                                                       -----------------------------------------------------------------
                                                       250,000            500,000             750,000          1,000,000
                                                       Shares             Shares              Shares            Shares
                                                       ------             ------              ------            ------
     Cary James O'Dwanny...........................     56.7%              49.7%               44.2%            39.8%
     Gerard Dunne..................................       --                 --                  --               --
     Michael S. Joyce..............................      4.3%               3.7%                3.3%             3.0%
     Dennis J. Radtke..............................       --                 --                  --               --
     Thomas J. Sheehan.............................      1.4%               1.2%                1.1%             1.0%
     Jeffrey Cameron, M.D..........................      4.5%               4.0%                3.5%             3.2%
     F. Fuller McBride, M.D........................      4.7%               4.1%                3.6%             3.3%
     Directors and executive officers as a group...     62.4%              54.6%               48.6%            43.8%

                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 10,000,000 shares of common stock, par value $0.0001 per share, and 2,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this prospectus, 1,513,000 shares of common stock (beneficially owned by approximately 15 persons) and no shares of preferred stock were outstanding.

COMMON STOCK

     Holders of our common stock are entitled to one vote per share of common stock beneficially owned on each matter submitted to a vote at a meeting of shareholders, subject to Section 180.1150 of the Wisconsin Business Corporation Law. Our common stock does not have cumulative voting rights, which means that the holders of a majority of voting shares voting for the election of directors can elect all of the members of our board of directors.

     Our common stock has no preemptive rights and no redemption or conversion privileges.

     The holders of our common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as our board of directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the shareholders. Under the Wisconsin Business Corporation Law, a majority vote of shares represented at a meeting at which a quorum is present is generally sufficient for all actions that require the vote of shareholders, However, certain actions require approval by either a super-majority of two-thirds of all the outstanding shares entitled to vote, and certain actions require a majority of all outstanding shares entitled to vote. See "Description of Securities - Anti-Takeover Provisions" for additional information concerning some of these actions. All of the outstanding shares of our common stock are, and the shares to be sold by us as part of this offering when legally issued and paid for will be, fully paid and nonassessable, except for certain statutory liabilities which may be imposed by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for unpaid employee wages.

PREFERRED STOCK

     Our board of directors has the authority, within the limitations and restrictions in our articles of incorporation, to issue 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders.

     The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Harp & Eagle without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of the common stock. We currently have no plans to issue any shares of preferred stock.

OPTIONS AND UNDERWRITER'S WARRANTS

     As of the date of this prospectus, 100,000 shares of our common stock are subject to outstanding options, all of which are exercisable for a period of five years, commencing six months following the initial effective date of the registration statement relating to this offering. See "Shares Eligible for Future Sale" for additional information concerning outstanding options to purchase our common stock.

     In connection with this offering, we have agreed to sell to the managing placement agent or its designee, at a purchase price of $.01 each, warrants to purchase from us shares of common stock in an amount equal to 10% of the number of shares of common stock sold in this offering. See "Underwriting" for a complete description of the terms and conditions of these underwriter's warrants.

LIMITATION OF DIRECTOR LIABILITY

     Section 180.0828 of the Wisconsin Business Corporation Law provides that our directors can be held personally liable only for intentional breaches of fiduciary duties, criminal acts, transactions from which the director derived an improper personal profit and wilful misconduct. This provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted Harp & Eagle and its shareholders.

INDEMNIFICATION

     Under the Wisconsin Business Corporation Law, our directors and officers are entitled to mandatory indemnification from us against certain liabilities and expenses (1) if the officer or director is successful in the defense of an action brought against him or her and (2) if the officer or director is not successful in the defense of an action brought against him or her, unless, in the latter case only, it is determined that the director or officer breached or failed to perform his or her duties to Harp & Eagle and such breach or failure constituted: (a) a wilful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) wilful misconduct. While the Wisconsin Business Corporation Law allows us to limit our obligation to indemnify officers and directors by so providing in our articles of incorporation, to date we have not done so.

     Our bylaws provide for the indemnification of our directors and officers by us to the fullest extent permitted by Wisconsin law.

ANTI-TAKEOVER PROVISIONS

     Provisions of our bylaws and the Wisconsin Business Corporation Law described in this section may delay or make more difficult acquisitions or changes in control of Harp & Eagle which are not approved by our board of directors. We believe that these provisions will enhance our ability to develop our business in a manner which will foster our long-term growth without the disruption caused by the threat of a takeover that our board of directors does not consider to be in the best interests of Harp & Eagle and its shareholders, particularly, but not exclusively, in the initial years of our existence as a publicly-traded company. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change in control of Harp & Eagle, although such proposals, if made, might be considered desirable by a majority of our shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

     Number of Directors; Removal; Vacancies. Our bylaws currently provide that we may have up to seven directors. The authorized number of directors may be changed by amendment of the bylaws. The bylaws also provide that the our board of directors shall have the exclusive right to fill vacancies on the board, including vacancies created by expansion of the board or removal of a director, and that any director elected to fill a vacancy shall serve until the next annual meeting of our shareholders. The bylaws further provide that directors may be removed by the shareholders only by the affirmative vote of the holders of at least a majority of the votes then entitled to be cast in an election of directors. This provision, in conjunction with the provisions of the bylaws authorizing the board to fill vacant directorships, could prevent shareholders from removing incumbent directors and filling the resulting vacancies with their own nominees.

     Amendments to the Articles of Incorporation. The Wisconsin Business Corporation Law provides authority to Harp & Eagle to amend its articles of incorporation at any time to add or change a provision that is required or permitted to be included in the articles or to delete a provision that is not required to be included in such articles. Our board of directors may propose one or more amendments to our articles of incorporation for submission to a shareholder vote. The board may condition its submission of the proposed amendment on any basis it chooses if the board notifies each shareholder, whether or not entitled to vote, of the shareholders' meeting at which the proposed amendment will be voted upon.

     Constituency or Stakeholder Provision. Section 180.0827 of the Wisconsin Business Corporation Law provides that, in discharging his or her duties to Harp & Eagle and in determining what he or she believes to be in our best interests, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which we operate, so-called "stakeholders," and any other factors that the director or officer considers pertinent.

     Wisconsin Anti-Takeover Statutes. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate the broad range of "business combinations" between a "resident domestic corporation," such as Harp & Eagle, and an "interested stockholder." The law defines a "business combination" to include a merger or share exchange, or a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of our stock or assets, 10% of our earning power, or the issuance of stock or rights to purchase stock with a market value equal to at least 5% of our outstanding stock, the adoption of a plan of liquidation or dissolution and certain other transactions involving an "interested stockholder," defined as a person who beneficially owns 10% of the voting power of our outstanding voting stock or who is an affiliate or associate of Harp & Eagle and beneficially owned 10% of the voting power of our then outstanding voting stock within the last three years.

     Section 180.1141 of the Wisconsin Business Corporation Law prohibits us from engaging in a business combination, other than a business combination of a type specifically excluded from the coverage of the statute, with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless our board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Accordingly, the statutory prohibition against business combinations cannot be avoided during the three-year period by subsequent action of the board of directors or shareholders. Business combinations after the three-year period following the stock acquisition date are permitted only if (1) our board of directors approved the acquisition of the stock by the interested stockholder prior to the acquisition date, (2) the business combination is approved by a majority of our outstanding voting stock that is not beneficially owned by the interested stockholder, or (3) the consideration to be received by our shareholders meets certain requirements of the statute with respect to form and amount.

     In addition, the Wisconsin Business Corporation Law provides in Sections
180.1130 to 180.1133 that business combinations involving a "significant shareholder," as defined below, and a "resident domestic corporation," such as Harp & Eagle, are subject to a two-thirds supermajority vote of shareholders. Compliance with this "fair price" provision is in addition to any approval otherwise required. A "significant shareholder," with respect to a resident domestic corporation, is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. We anticipate that after this offering we will be an "issuing public corporation" for purposes of the defensive action restrictions discussed below.

     Under the Wisconsin Business Corporation Law, the business combinations described above must be approved by 80% of the voting power of our stock and at least two-thirds of the voting power of our stock that is not beneficially held by the significant shareholder who is a party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met: (1) the aggregate value of the per share consideration is equal to the higher of (a) the highest price paid for any of our common stock by the significant shareholder in the transaction in which it became a significant shareholder within two years before the date of the business combination, (b) the market value of our shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is highest, or (c) the highest liquidation or dissolution distribution to which holders of the shares would be entitled, and (2) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

     Section 180.1134 of the Wisconsin Business Corporation Law contains defensive action restrictions and provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before we can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under these defensive action restrictions, shareholder approval is required for us to (1) acquire more than 5% of our outstanding voting shares at a price above the market price from any individual who or organization which owns more than 3% of our outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all of our voting shares, or (2) sell or option assets of Harp & Eagle which amount to at least 10% of our market value, unless we have at least three directors who are not officers or employees and a majority of these independent directors vote not to have this provision apply to us.

     The restrictions described in clause (1) of the preceding paragraph may have the effect of deterring a shareholder from acquiring shares of our common stock with the goal of seeking to have us repurchase such shares at a premium over the market price.

     Under Section 180.1150 of the Wisconsin Business Corporation Law, the voting power of our common stock, held by any person or persons acting as a group, which is in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of such common stock. This statutory voting restriction does not apply to shares acquired directly from us or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of our shareholders.

     Anti-Takeover Consequences. Certain provisions of our articles of incorporation and bylaws may have significant anti-takeover affects, including the inability of our shareholders to remove directors without cause, and the ability of the remaining directors to fill vacancies.

     The explicit grant of discretion to directors to consider non-shareholder constituencies could, in the context of an "auction" of the Company, have antitakeover effects in situations where the interests of "stakeholders" of our company, including employees, suppliers, customers and communities in which we do business, conflict with the short-term maximization of shareholder value.

     The fair price provision may discourage any attempt by a shareholder to squeeze out other shareholders without offering an appropriate premium purchase price. In addition, the defensive action restrictions may have the effect of deterring a shareholder from acquiring our common stock with the goal of seeking to have us repurchase the common stock at a premium. The statutory and bylaw provisions referenced above are intended to encourage persons seeking to acquire control of Harp & Eagle to initiate such an acquisition through arms-length negotiations with our board of directors, and to ensure that sufficient time for consideration of such a proposal, and any alternatives, is available. These measures are also designed to discourage investors from attempting to accumulate a significant minority position in our company and then using the threat of a proxy contest as a means to pressure us to repurchase shares of our common stock at a premium over the market value. To the extent that such measures lessen the likelihood of a proxy contest or the assumption of control by a holder of a substantial block of our common stock, they could increase the likelihood that incumbent directors will retain their positions, and may also have the effect of discouraging a tender offer or other attempt to obtain control of Harp & Eagle, even though such attempt might be beneficial to us and to our shareholders.

TRANSFER AGENT AND REGISTRAR

     We are currently the transfer agent and registrar for our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock, and sales of substantial amounts of common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of equity securities.

SALES OF RESTRICTED SHARES

     Upon completion of this offering, assuming that the entire offering is sold, 2,493,000 shares of our common stock will be outstanding. All of the shares we sell in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with Rule 144. In general, our affiliates are any persons that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, Harp & Eagle.

     The remaining 1,513,000 shares of common stock outstanding following this offering will be restricted securities under the terms of the Securities Act. Sales of these restricted shares will be limited by Rule 144 and, in some cases, by lock-up agreements. Under these agreements, we, our officers, directors and respective affiliates have agreed, subject to limited exceptions, not to sell, transfer or otherwise dispose of, directly or indirectly, any shares of common stock, or any securities convertible or exchangeable for shares of common stock, for a period of 120 days after the date of this prospectus without the prior written consent of Liss Financial Services, the managing placement agent. Liss Financial Services, however, may in its sole discretion, at any time and without notice, release all or any portion of the shares of common stock subject to lock-up agreements.

     Upon the expiration of the 120-day lock-up period, or earlier with the written consent of Liss Financial Services, the 1,100,000 restricted shares held by our affiliates will become eligible for sale in the public market, subject to the volume, availability of public information, manner of sale and notice requirements of Rule 144. 319,000; 58,000; 5,000 and 31,000 restricted shares held by non-affiliates and not subject to lock-up agreements will become eligible for sale during the first, second, third and fourth quarters of 2001, respectively, subject in each case to the same Rule 144 restrictions and requirements as sales by our affiliates.

RULE 144

     In general, under Securities Act Rule 144, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:

     - 1% of the then outstanding shares of common stock, or approximately 24,930 shares immediately after this offering, assuming the entire offering is sold, or

     - the average weekly reported trading volume in the common stock during the four calendar weeks preceding filing of a notice on Form 144 with respect to the sale.

     In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock that are not restricted securities. Sales under Rule 144 are also governed by manner of sale provisions and notice requirements, and current public information about us must be available. Under Rule 144(k), a stockholder who is not currently, and who has not been for at least three months before the sale, an affiliate of ours and who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements. The one- and two-year holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares from us or an affiliate of ours.

                                  UNDERWRITING

     We have entered into a managing placement agent agreement with Liss Financial Services, providing for the sale of this offering. The principal offices of the managing placement agent are located at 424 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and its telephone number is (414) 225-3555. Liss Financial Services, as managing placement agent, may engage other broker-dealer members of the NASD to participate as selected placement agents in this offering of our common stock.

     This is a "best-efforts," "minimum-maximum" offering. Our selected placement agents, including the managing placement agent, are not obligated (1) to sell on our behalf any number or dollar amount of our common stock in excess of the 60,000-share minimum offering or (2) to purchase any number or dollar amount of shares at any time. These agents have agreed to use their best efforts to sell on our behalf all of the common stock offered by this prospectus. However, we cannot guarantee how much stock in excess of the required minimum, if any, will actually be sold in this offering. See "Risk Factors" for additional information concerning this type of offering.

     All funds received from subscribers for our common stock will be held in escrow by Grafton State Bank, Grafton, Wisconsin, as escrow agent, pursuant to an agreement among us, the managing placement agent and the escrow agent. Pending disbursement, subscription proceeds will be deposited in a segregated account and invested in short-term United States government securities, securities guaranteed by the United States government, certificates of deposit or time or demand deposits in commercial banks located in the United States.

     In the event that at least 60,000 shares of Common Stock have not been sold within 120 days from the date of this prospectus, the offering will terminate and all funds received from subscribers will be promptly returned in full by the escrow agent directly to subscribers, without interest or deduction, as provided in the escrow agreement. Provided that at least 60,000 shares of Common Stock are sold within the foregoing period, we may continue to offer our common stock for sale until (1) 1,000,000 shares are sold or (2) December 31, 2001, whichever occurs first. However, we may terminate the offering at any earlier time if we choose to do so.

     For services performed by it pursuant to the escrow agreement, we will pay to the escrow agent fees in the amounts of $2,500, plus $250 per closing and $10 per subscriber (whether accepted or rejected); provided, however, that the escrow agent shall receive, in the aggregate, not less than $3,000 in consideration of its services rendered pursuant to the terms of the escrow agreement.

     We propose to offer our common stock to the public at the public offering price set forth on cover page of this prospectus, and will pay to Liss Financial Services, the managing placement agent, commissions in an amount equal to 8% of the aggregate purchase price of the common stock sold. The managing placement agent may reallow all or any part of such commissions to any other selected placement agent, up to an amount equal to 8% of the aggregate purchase price of the common stock sold in this offering by that selected placement agent. We have also agreed to pay to the managing placement agent a non-accountable expense allowance equal to 2% of the aggregate purchase price of the common stock sold in this offering. The managing placement agent may reallow all or any part of such expense allowance to any other selected placement agent, up to an amount equal to 2% of the aggregate purchase price of the common stock sold in this offering by that selected placement agent.

     Liss Financial Services has informed us that the selected placement agents, including the managing placement agent, will not confirm sales of common stock offered by this prospectus to accounts over which they exercise discretionary authority.

     To purchase common stock in this offering, a prospective investor must (1) complete and sign a subscription agreement, in the form attached to this prospectus as Exhibit A, and any other documents that we or the managing placement agent may require and (2) deliver such documents, together with payment in an amount equal to the full purchase price the shares of common stock being purchased, to the selling selected placement agent. Checks should be made payable to "Grafton State Bank, Escrow Agent." Each subscription payment must be transmitted to the escrow agent by 12:00 noon on the business day next following its receipt by a selected placement agent.

     We will determine, in our sole discretion, to accept or reject subscriptions within five days following their receipt. Funds of an investor whose subscription is rejected will be promptly returned directly to such person by the escrow agent, without interest or deduction. No subscription may be withdrawn, revoked or terminated by the purchaser. We reserve the right to refuse to sell our common stock to any person at any time.

     We, our officers, directors and respective affiliates have agreed, subject to limited exceptions, not to sell, transfer or otherwise dispose of, directly or indirectly, any shares of common stock or any securities convertible or exchangeable for shares of common stock for a period of 120 days after the date of this prospectus without the prior written consent of the managing placement agent, Liss Financial Services, which may, in its sole discretion, at any time and without notice, release all or any portion of the common stock subject to lock-up agreements.

     In connection with this offering, we have agreed to sell to the managing placement agent or its designee, which designee must be another selected placement agent or a bona fide officer or partner of a selected placement agent, at a purchase price of $.01 each, warrants to purchase from us shares of common stock in an amount equal to 10% of the number of shares of common stock sold in this offering. These underwriter's warrants are exercisable for a period of four years, commencing one year after the date of this prospectus, at an exercise price equal to 135% of the price per share set forth on the cover page of this prospectus. The underwriter's warrants will not be transferable, except to officers of Liss Financial Services. The underwriter's warrants contain provisions for adjustment of the exercise price upon the occurrence of certain events, including stock dividends, stock splits, recapitalizations and the issuance of our common stock for consideration less than the exercise price. The holders of underwriter's warrants have no voting, dividend or other rights as stockholders of Harp & Eagle with respect to shares underlying their warrants, unless and until the underwriter's warrants have been exercised.

     A new registration statement or post-effective amendment to the registration statement of which this prospectus is a part will be required to be filed and declared effective before distribution to the public of shares of our common stock issuable upon exercise of the underwriter's warrants. We have agreed, on one occasion when requested, to make necessary filings, at our expense, in order to permit a public offering of the shares underlying the underwriter's warrants during the period beginning one year and ending five years after the date of this prospectus, and to use our best efforts to cause that registration statement or post-effective amendment to become effective and remain effective for a period of at least one year. In addition, we have agreed that, during the same four-year period, we will (1) give advance notice to holders of underwriter's warrants and shares issued upon the exercise of underwriter's warrants, if any, of our intention to file a registration statement and (2) include, at the option of the holder, any common stock issued upon the exercise of underwriter's warrants in that registration statement, at our expense, and to maintain the effectiveness of such registration statement for a period of at least one year.

     For the period during which the underwriter's warrants are exercisable, the managing placement agent and any transferee will have the opportunity to profit from a rise in the market price of our common stock, with a resulting dilution in the interest of our other stockholders. In addition, the terms on which we will be able to obtain additional capital during the exercise period may be adversely affected in that the managing placement agent or its transferee is likely to exercise the underwriter's warrants at a time when we would, in all likelihood, be able to obtain capital by a new offering of securities on terms more favorable than those provided by the terms of the underwriter's warrants.

     We and the selected placement agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

     Prior to this offering, there has been no public market for our common stock. The initial public offering price has been determined by negotiations between us and the managing placement agent and is not necessarily related to our asset value, net worth, results of operations or other established criteria of value. The factors considered in determining the initial offering price include the history of and the prospects for Harp & Eagle and the industry in which we operate, our past and present operating results and the trends of such results, our financial condition, the experience of our management, the market price of publicly traded stock of comparable companies in recent periods and the general condition of the securities markets at the time of this offering.

                                  LEGAL MATTERS

     The validity of the shares of our common stock offered through this prospectus will be passed upon for us by Kevin B. Dunn Esq., Milwaukee, Wisconsin. Legal matters relating to this offering will be passed upon for the managing placement agent by Kranitz & Philipp, Milwaukee, Wisconsin. Richard A. Kranitz, a partner in the law firm of Kranitz & Philipp, is our Secretary.

                                     EXPERTS

     Schenck & Associates, S.C., independent accountants, have audited the financial statements of Harp & Eagle and Castledaly Acquisition Corporation, respectively, as of December 31, 1999, and for the year then ended, as set forth in their reports. We have included the financial statements of these two corporations in this prospectus and elsewhere in the registration statement in reliance upon the report of Schenck & Associates, S.C., given on their authority as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the common stock to be sold in this offering, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules filed with it, may be inspected without charge at the SEC's public reference rooms at:

     -   Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C.
         20549;

     -   Seven World Trade Center, 13th Floor, New York, New York 10048; or

     - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     Copies of all or any part of the registration statement may be obtained from such office after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a Web site that contains registration statements, reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC at http://www.sec.gov.

     Upon the effectiveness of this offering, we expect to become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, will file annual reports containing consolidated financial statements audited by an independent public accounting firm, quarterly reports containing unaudited consolidated financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC's public reference room, and the Web site of the SEC referred to above.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                               Page
HARP & EAGLE, LTD. AND SUBSIDIARIES
Accountants' Compilation Report..............................................................................   F-1
Financial Statements:
     Consolidated Balance Sheet at December 31, 1999 (unaudited).............................................   F-2
     Consolidated Statement of Operations for the year ended
         December 31, 1999 (unaudited).......................................................................   F-4
     Consolidated Statement of Changes in Stockholders' Equity
         for the year ended December 31, 1999 (unaudited)....................................................   F-5
     Consolidated Statement of Cash Flows for the year ended
         December 31, 1999 (unaudited).......................................................................   F-6
     Notes to Consolidated Financial Statements..............................................................   F-8
Accountants' Report on Supplemental Information..............................................................  F-12
Supplemental Information:
     Consolidating Schedule, Balance Sheet Information, as of October 31, 2000 (unaudited)...................  F-13
     Consolidating Schedule, Statement of Operations Information,
         for the ten-month period ended October 31, 2000 (unaudited).........................................  F-17
     Consolidating Schedule, Statement of Cash Flows Information,
         for the ten-month period ended October 31, 2000 (unaudited).........................................  F-19
     Consolidating Schedule, Operating Expenses Information,
         for the ten-month period ended October 31, 2000 (unaudited).........................................  F-23

HARP & EAGLE, LTD.
Independent Auditors' Report.................................................................................  F-25
Financial Statements:
     Balance Sheet, as of December 31, 1999..................................................................  F-26
     Statement of Operations and Accumulated Deficit, for the period from Inception (September 14, 1999) to December 31, 1999............................................  F-27
     Statement of Cash Flows, for the period from Inception (September 14, 1999)
         to December 31, 1999................................................................................  F-28
     Notes to Financial Statements...........................................................................  F-29

CASTLEDALY ACQUISITION CORPORATION AND SUBSIDIARY
Independent Auditors' Report.................................................................................  F-30
Financial Statements:
     Consolidated Balance Sheet, as of December 31, 1999.....................................................  F-31
     Consolidated Statement of Operations, for the year
         ended December 31, 1999.............................................................................  F-33
     Consolidated Statement of Changes in Stockholders' Equity
         for the year ended December 31, 1999................................................................  F-34
     Consolidated Statement of Cash Flows
         for the year ended December 31, 1999................................................................  F-35
     Notes to Consolidated Financial Statements..............................................................  F-36
Independent Auditors' Report on Supplemental Information.....................................................  F-40
Supplemental Information:
     Consolidating Schedule, Balance Sheet Information, as of December 31, 2000 (unaudited)..................  F-41
     Consolidating Schedule, Statement of Operations Information,
         for the year ended December 31, 2000 (unaudited)....................................................  F-43
     Consolidating Schedule, Statement of Cash Flows Information,
         for the year ended December 31, 2000 (unaudited)....................................................  F-44
     Consolidating Schedule, Operating Expenses Information,
         for the year ended December 31, 2000 (unaudited)....................................................  F-45

                         Accountants' Compilation Report



Board of Directors
HARP & EAGLE, LTD.
Plymouth, Wisconsin


We have compiled the accompanying consolidated balance sheet of HARP & EAGLE, LTD. AND SUBSIDIARIES as of October 31, 2000 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the ten-month period then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of consolidated financial statements information that is the representation of management. We have not audited or reviewed the accompanying consolidated financial statements, and, accordingly, do not express an opinion or any other form of assurance on them.


/s/ Schenck & Associates, S.C.

Sheboygan, Wisconsin
December 8, 2000

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

                           Consolidated Balance Sheet
                                October 31, 2000
                      (See Accountants' Compilation Report)



      ASSETS
      ------

Current assets
--------------
  Cash                                                                               212,766
  Accounts receivable                                                                 14,477
  Inventory                                                                            5,339
                                                                                 -----------

Total current assets                                                                               $    232,582

Property and equipment
----------------------
  Land and buildings                                                                 370,360
  Building improvements                                                              613,374
  Furniture, fixtures and equipment                                                   22,950
                                                                                 -----------

                                                                                   1,006,684
  Less accumulated depreciation                                                      189,614
                                                                                 -----------

Net property and equipment                                                                              817,070

Other assets
------------
  Goodwill, net of amortization                                                      426,696
  Note receivable                                                                     10,000
  Investment in unconsolidated subsidiary                                            326,300
                                                                                 -----------

Total other assets                                                                                      762,996
                                                                                                   ------------










                                                                                                   $  1,812,648
                                                                                                   ============


     See notes to consolidated financial statements.



      LIABILITIES AND STOCKHOLDERS' EQUITY
      ------------------------------------

Current liabilities
 Notes payable                                                                   $    361,289
 Current maturities of long-term debt                                                  12,000
 Accounts payable                                                                      69,074
 Accrued liabilities:
   Interest                                                                            58,747
   Payroll taxes                                                                       24,657
   Other                                                                               10,050
 Customer deposits                                                                    226,879
                                                                                 ------------

Total current liabilities                                                                          $    762,696

Long-term debt, less current maturities                                                                 293,524
                                                                                                   ------------

Total liabilities                                                                                     1,056,220

Stockholders' equity
--------------------
  Controlling interest:
    Common stock, $0.0001 par value:
      Authorized, 10,000,000 shares
      Issued and outstanding, 1,493,000 shares                                            149
    Preferred stock, $0.0001 par value:
      Authorized, 2,000,000 shares
      Issued and outstanding, 0 shares                                                      -
  Additional paid-in capital                                                          867,851
  Accumulated deficit                                                                (106,687)
  Foreign currency translation adjustment                                             (89,548)
                                                                                 ------------

                                                                                      671,765
  Minority interest                                                                    84,663
                                                                                 ------------

Total stockholders' equity                                                                              756,428
                                                                                                   ------------

                                                                                                   $  1,812,648
                                                                                                   ============


                       HARP & EAGLE, LTD. AND SUBSIDIARIES

                      Consolidated Statement of Operations
                     Ten-Month Period ended October 31, 2000
                      (See Accountants' Compilation Report)


Sales                                                                                              $    292,987

Cost of sales                                                                                            95,009
                                                                                                   ------------

Gross income                                                                                            197,978

Operating expenses                                                                                      302,353
                                                                                                   ------------

Loss from operations                                                                                   (104,375)

Other income (expense)
----------------------
  Interest income                                                                $      4,702
  Interest expense                                                                    (58,802)
                                                                                 ------------

Other expense, net                                                                                      (54,100)
                                                                                                   ------------

Net loss before minority interest in loss of subsidiaries                                              (158,475)

Minority interest in loss of subsidiaries                                                                54,488
                                                                                                   ------------

Net loss                                                                                           $   (103,987)
                                                                                                   ============






















See notes to consolidated financial statements.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

            Consolidated Statement of Changes in Stockholders' Equity
                     Ten-Month Period ended October 31, 2000
                      (See Accountants' Compilation Report)



                                                       Common           Additional            Stock
                                      Common            Stock             Paid-In         Subscriptions        Accumulated
                                      Stock          Subscribed          Capital           Receivable            Deficit
                                      ------         ----------          --------          ----------            -------

Balance, beginning of period       $       -         $     100          $ 399,900           $(400,000)          $ (2,700)


  Acquisition of controlling
    interest in Castledaly
    Acquisition Corporation                -                 -                  -                   -                  -


  Comprehensive loss:
     Net loss                              -                 -                  -                   -            (103,987)
     Foreign currency
       translation adjustment              -                 -                  -                   -                   -


  Total comprehensive loss

  Issuance of common stock               149              (100)           467,951             400,000                   -
                                   ---------         ---------          ---------           ---------           ---------

Balance, end of period             $     149         $       -          $ 867,851           $       -           $(106,687)
                                   =========         =========          =========           =========           =========



                                    Accumulated
                                       Other
                                   Comprehensive           Minority
                                      Income               Interest        Total
                                      ------               --------        -----

Balance, beginning of period         $       -           $       -       $  (2,700)
                                                                         ---------

  Acquisition of controlling
    interest in Castledaly
    Acquisition Corporation                  -             192,423         192,423
                                                                         ---------

  Comprehensive loss:
     Net loss                                -             (54,488)       (158,475)
     Foreign currency
       translation adjustment          (89,548)            (53,272)       (142,820)
                                                                         ---------

  Total comprehensive loss                                       -        (301,295)

  Issuance of common stock                   -                   -         868,000
                                     ---------           ---------       ---------

Balance, end of period               $ (89,548)          $  84,663       $ 756,428
                                     =========           =========       =========


















See notes to consolidated financial statements.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

                      Consolidated Statement of Cash Flows
                     Ten-Month Period ended October 31, 2000
                      (See Accountants' Compilation Report)



Operating activities
--------------------
  Net loss                                                                       $  (103,987)
  Adjustments to reconcile net loss to net cash
    used for operating activities:
     Minority interest in net loss of subsidiaries                                   (54,488)
     Amortization of goodwill                                                         12,712
     Depreciation                                                                     85,373
     Increase in:
        Accounts receivable                                                           (9,058)
        Inventories                                                                   (2,216)
     Increase (decrease) in:
        Bank overdraft                                                              (117,880)
        Accounts payable                                                              36,324
        Accrued liabilities                                                           (6,964)
        Customer deposits                                                            117,366
                                                                                 -----------

Net cash used for operating activities                                                              $  (42,818)

Investing activities
--------------------
  Purchases of property and equipment                                               (160,070)
  Increase in note receivable                                                        (10,000)
  Investment in subsidiaries, net of cash acquired                                    45,156
                                                                                 -----------

Net cash used for investing activities                                                                (124,914)

Financing activities
--------------------
  Proceeds from:
     Note payable                                                                     53,000
     Long-term debt                                                                   74,141
  Retirement of note payable                                                         (20,000)
  Issuance of common stock                                                           284,000
                                                                                 -----------

Net cash provided by financing activities                                                              391,141
Effect of exchange rate changes on cash                                                                (10,643)
                                                                                                    ----------

Cash
----
  Net increase                                                                                         212,766
  Beginning of period                                                                                        -
                                                                                                             -

  End of period                                                                                     $  212,766
                                                                                                    ==========
Supplemental cash flow information
----------------------------------
  Cash paid for interest                                                                            $   39,162


                       HARP & EAGLE, LTD. AND SUBSIDIARIES

                     Ten-Month Period ended October 31, 2000
                      (See Accountants' Compilation Report)



Non-cash investing and financing activities

Summary of investment in subsidiaries, net of cash acquired:



                                                                Castledaly
                                                               Acquisition          County
                                                               Corporation        Clare, Ltd.
                                                              (Consolidated)    (Unconsolidated)          Total
                                                              --------------    ----------------          -----

Total investment in subsidiaries                               $   (746,200)      $   (326,300)         $ (1,072,500)

Non-cash activities and elimination transactions:
  Acquisition of 241 shares of Castledaly
    Acquisition Corporation common stock
    through assumption of $241,000 of
    short-term debt                                                 241,000                  -               241,000

  Acquisition of 25,250 shares and options of
    County Clare, Ltd. and 330 shares of
    Castledaly Acquisition Corporation common
    stock in exchange for issuance of 1,257,000
    shares of Harp & Eagle, Ltd. common stock
    valued at $400,000                                               73,700            326,300               400,000

  Exchange of 257 shares of Castledaly
    Acquisition Corporation common stock for
    257,000 shares of Harp & Eagle, Ltd.
    common stock valued at $257,000                                 257,000                  -               257,000

  Elimination on consolidation of Harp & Eagle,
    Ltd. Investment in subsidiary, including
    $85,656 cash acquired                                           219,656                  -               219,656
                                                               ------------       ------------          ------------

Net investment in subsidiaries                                 $     45,156       $          -          $     45,156
                                                               ============       ============          ============










   See notes to consolidated financial statements.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                                October 31, 2000
                      (See Accountants' Compilation Report)


Note 1 - Nature of business and significant accounting policies

A.       Nature of business

         Harp & Eagle, Ltd. (Company) was formed in September 1999 under the laws of the state of Wisconsin for the purpose of acquiring all of the issued and outstanding common stock of Castledaly Acquisition Corporation (Castledaly). As of October 31, 2000, the Company owns approximately 63% of the outstanding common stock of Castledaly. Castledaly owns 100% of its subsidiary, Castledaly Manor Limited, an Irish manor house inn located in the village of Castledaly, Ireland. The ten-room inn opened in May 1998 and serves food and beverages on the premises.

B.       Principles of consolidation

         During the ten-month period ended October 31, 2000, Harp & Eagle, Ltd. acquired approximately 63% of the outstanding common stock of Castledaly. The transaction was accounted for under the purchase method of accounting. Operations of the entity since the date of acquisition have been included in these consolidated financial statements. All significant inter-company transactions and accounts have been eliminated. The minority interest shown in the financial statements represent the remaining ownership of Castledaly.

         As noted above, Castledaly, owns 100% of Castledaly Manor, Ltd. which has been consolidated into Castledaly. All intercompany transactions and accounts have been eliminated.

C.       Use of estimates

         The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

D.       Foreign currency translation

         The assets and liabilities of Castledaly Manor Limited, which are denominated in a foreign currency, are translated using rates of exchange as of October 31, 2000. Revenues and expenses and cash flows are translated at weighted average rates of exchange in effect during the year. The cumulative effect resulting from such translation is included in accumulated other comprehensive income in the consolidated financial statements.

E.       Inventories

         Inventories are stated at the lower of cost, determined on the first-in, first-out (FIFO) method, or market.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

                                October 31, 2000
                      (See Accountants' Compilation Report)


Note 1 - Nature of business and significant accounting policies, continued

F.       Property, equipment, and depreciation

         Property and equipment are stated at cost. Expenditures for additions and improvements are capitalized while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently as incurred. Properties sold, or otherwise disposed of, are removed from the property accounts, with gains or losses on disposal credited or charged to the results of operations.

         Depreciation is provided over the estimated useful lives of the respective assets, using the straight-line method for financial reporting purposes, and, in general, accelerated methods for income tax purposes.

G.       Other assets and amortization

         Goodwill represents the excess of the purchase price paid at the date of acquisition over the fair market value of the net assets acquired. Goodwill is being amortized using the straight-line method over 15 years.

H.       Customer deposits

         Customer deposits consist of monies received from customers in advance for trips to Castledaly Manor Limited.

I.       Income taxes

         Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the financial and tax bases of property and equipment, accrued liabilities and net operating loss carryforwards. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for tax credits that are available to offset future income taxes. Valuation allowances are established, if necessary, to reduce any deferred tax assets to the amount that will more likely than not be realized.

J.       Advertising costs

         Advertising costs are expensed as incurred. Advertising costs amounted to $5,261 for the period ended October 31, 2000.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

                                October 31, 2000
                      (See Accountants' Compilation Report)


Note 1 - Nature of business and significant accounting policies, continued

K.       Comprehensive income

         Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, requires that total comprehensive income be reported in the financial statements. Total comprehensive income is presented on the statement of stockholders' equity.

Note 2 - Investment in unconsolidated subsidiary

As of October 31, 2000, the Company owns approximately 6% of the outstanding common stock of County Clare, Ltd. The investment has been accounted for at cost.

Note 3 - Notes payable

Notes payable at October 31, 2000 consist of the following:

  County Clare, Ltd. - Related party
  ----------------------------------
    6% note, unsecured, due on demand                                                             $          40,000

  Richard Peterson - Stockholder
  ------------------------------
    9% note, unsecured, due on demand                                                                       100,000

  Cary O'Dwanny - Stockholder
  ---------------------------
    10.5% note, unsecured, due on demand                                                                     25,289

  Fuller McBride - Stockholder
  ----------------------------
    10.5% note, unsecured, due on demand                                                                     14,000

  Richard Kranitz - Stockholder
  -----------------------------
    10.5% note, unsecured, due on demand                                                                     14,000

  Johnson Bank
  ------------
    Line of credit in the amount of $350,000, interest at prime plus .5%
      (10% at October 31, 2000), guaranteed by County Clare, Ltd., a related
      party, expiring April 30, 2001                                                                        168,000
                                                                                                  -----------------

                                                                                                  $         361,289
                                                                                                  =================

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

                                October 31, 2000
                      (See Accountants' Compilation Report)


Note 4 - Long-term debt

Long-term debt at October 31, 2000 consists of the following:

  Ulster Bank, Ireland
  --------------------
    Mortgage note, due in monthly installments of $2,866, due February 1, 2013,
      interest at Irish prime less .5% (7.5% at October 31, 2000), secured by real estate         $         305,524

    Current maturities                                                                                       12,000
                                                                                                   ----------------

  Long-term debt, less current maturities                                                         $         293,524
                                                                                                  =================

Maturities of long-term debt for the twelve-month periods succeeding October 31, 2000 are as follows:

                              Twelve-month
                              period ending
                               October 31,
                               -----------
                                  2001                                      $          12,000
                                  2002                                                 13,000
                                  2003                                                 14,000
                                  2004                                                 15,000
                                  2005                                                 16,000

Note 5 - Income taxes

No net deferred taxes have been recorded, as deferred tax assets have been offset by valuation allowances:

         Deferred income tax assets:
           Total                                                            $          31,000
           Valuation allowances                                                        31,000
                                                                            -----------------

                                                                                            -
         Total deferred income tax liabilities                                              -
                                                                            -----------------

         Net deferred income tax liability                                  $               -
                                                                            =================

There is no income tax provision for the period ended October 31, 2000 since the increase in the valuation allowance offsets any deferred tax benefit (approximately $19,000) resulting from the current period net operating loss.

                 Accountants' Report on Supplemental Information



Board of Directors
HARP & EAGLE, LTD.
Plymouth, Wisconsin


The compiled consolidated financial statements of HARP & EAGLE. LTD. AND SUBSIDIARIES and our report thereon are presented in the preceding section. The financial information included in the following section is presented only for supplementary analysis purposes. This financial information was compiled from information that is the representation of management, without audit or review, and we do not express an opinion or any other form of assurance on such data.


/s/ Schenck & Associates, S.C.

Sheboygan, Wisconsin
December 8, 2000

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

                Consolidating Schedule, Balance Sheet Information
                                October 31, 2000
              (See Accountants' Report on Supplemental Information)

                                                                                                                         Castledaly
                                                                Castledaly         Castledaly                           Acquisition
                                                                Acquisition          Manor                              Corporation
           ASSETS                                               Corporation         Limited           Eliminations      Consolidated
           ------                                               -----------         -------           ------------      ------------
Current assets
--------------
     Cash                                                       $  170,645        $     3,273         $        --        $  173,918
     Accounts receivable                                            11,882              2,595                  --            14,477
     Inventory                                                          --              5,339                  --             5,339
                                                                ----------        -----------         -----------        ----------

Total current assets                                               182,527             11,207                  --           193,734
                                                                ----------        -----------         -----------        ----------

Property and equipment
----------------------
     Land and buildings                                                 --            370,360                  --           370,360
     Building improvements                                              --            613,374                  --           613,374
     Furniture, fixtures and equipment                                  --             22,950                  --            22,950
                                                                ----------        -----------         -----------        ----------

                                                                        --          1,006,684                  --         1,006,684
     Less accumulated depreciation                                      --            189,614                  --           189,614
                                                                ----------        -----------         -----------        ----------

Net property and equipment                                              --            817,070                  --           817,070
                                                                ----------        -----------         -----------        ----------

Other assets
------------
     Goodwill, net of amortization                                      --                 --              15,694            15,694
     Note receivable                                                    --                 --                  --                --
     Investment in unconsolidated
       subsidiary                                                       --                 --                  --                --
     Investment in subsidiary                                    1,093,061                 --          (1,093,061)               --
                                                                ----------        -----------         -----------        ----------

Total other assets                                               1,093,061                 --          (1,077,367)           15,694
                                                                ----------        -----------         -----------        ----------




                                                                $1,275,588        $   828,277         $(1,077,367)       $1,026,498
                                                                ==========        ===========         ===========        ==========

    Harp & Eagle
        LTD.              Eliminations          Consolidated
        ----              ------------          ------------
    $    38,848            $      --             $  212,766
             --                   --                 14,477
             --                   --                  5,339
    -----------            ---------             ----------

         38,848                   --                232,582
    -----------            ---------             ----------


             --                   --                370,360
             --                   --                613,374
             --                   --                 22,950
    -----------            ---------             ----------

             --                   --              1,006,684
             --                   --                189,614
    -----------            ---------             ----------

             --                   --                817,070
    -----------            ---------             ----------


             --              411,002                426,696
         10,000                   --                 10,000

        326,300                   --                326,300
        746,200             (746,200)                    --
    -----------            ---------             ----------

      1,082,500             (335,198)               762,996
    -----------            ---------             ----------




    $ 1,121,348            $(335,198)            $1,812,648
    ===========            =========             ==========



                                                                                                                         Castledaly
            LIABILITIES AND                                          Castledaly        Castledaly                       Acquisition
            STOCKHOLDERS' EQUITY                                     Acquisition         Manor                          Corporation
            (DEFICIENCY)                                             Corporation        Limited        Eliminations     Consolidated
            ------------                                             -----------        -------        ------------     ------------
Current liabilities
-------------------
     Notes payable                                                   $   104,589      $        --      $        --      $   104,589
     Current maturities of long-term debt                                     --           12,000               --           12,000
     Accounts payable                                                     63,534            5,540               --           69,074
     Accrued liabilities:
        Interest                                                          13,016           45,731               --           58,747
        Payroll taxes                                                         --           24,657               --           24,657
        Other                                                                 --           10,050               --           10,050
     Customer deposits                                                   226,879             --                 --          226,879
                                                                     -----------      -----------      -----------      -----------

Total current liabilities                                                408,018           97,978               --          505,996

Long term debt, less current maturities                                       --          991,938         (698,414)         293,524
                                                                     -----------      -----------      -----------      -----------

Total liabilities                                                        408,018        1,089,916         (698,414)         799,520
                                                                     -----------      -----------      -----------      -----------

Stockholders' equity (deficiency)
---------------------------------
     Controlling interest:
        Common stock                                                          --               --               --               --
        Additional paid-in capital                                       975,200          183,276         (183,276)         975,200
        Accumulated deficit                                             (107,630)        (496,028)          (1,744)        (605,402)
        Foreign currency
          translation adjustment                                              --           51,113         (193,933)        (142,820)
                                                                     -----------      -----------      -----------      -----------

                                                                         867,570         (261,639)        (378,953)         226,978
     Minority interest                                                        --               --               --               --
                                                                     -----------      -----------      -----------      -----------

Net stockholders' equity (deficiency)                                    867,570         (261,639)        (378,953)         226,978
                                                                     -----------      -----------      -----------      -----------

                                                                     $ 1,275,588      $   828,277      $(1,077,367)     $ 1,026,498
                                                                     ===========      ===========      ===========      ===========

    Harp & Eagle
        LTD.              Eliminations         Consolidated
        ----              ------------         ------------
    $   256,700            $      --            $   361,289
             --                   --                 12,000
             --                   --                 69,074

             --                   --                 58,747
             --                   --                 24,657
             --                   --                 10,050
             --                   --                226,879
    -----------            ---------            -----------

        256,700                   --                762,696

             --                   --                293,524
    -----------            ---------            -----------

        256,700                   --              1,056,220
    -----------            ---------            -----------



            149                   --                    149
        867,851             (975,200)               867,851
         (3,352)             502,067               (106,687)

             --               53,272                (89,548)
    -----------            ---------            -----------

        864,648             (419,861)               671,765
             --               84,663                 84,663
    -----------            ---------            -----------

        864,648             (335,198)               756,428
    -----------            ---------            -----------

    $ 1,121,348            $(335,198)           $ 1,812,648
    ===========            =========            ===========

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

           Consolidating Schedule, Statement of Operations Information
                     Ten-Month Period ended October 31, 2000
              (See Accountants' Report on Supplemental Information)

                                                                                                                         Castledaly
                                                                  Castledaly          Castledaly                        Acquisition
                                                                  Acquisition           Manor                           Corporation
                                                                  Corporation          Limited         Eliminations     Consolidated
                                                                  -----------          -------         ------------     ------------
Sales                                                              $     --           $ 292,987           $  --           $ 292,987

Cost of sales                                                            --              95,009              --              95,009
                                                                   --------           ---------           -----           ---------

Gross income                                                             --             197,978              --             197,978

Operating expenses                                                   33,680             253,903             969             288,552
                                                                   --------           ---------           -----           ---------

Loss from operations                                                (33,680)            (55,925)           (969)            (90,574)
                                                                   --------           ---------           -----           ---------

Other income (expense)
     Interest income                                                  3,296                  --              --               3,296
     Interest expense                                               (27,736)            (31,066)             --             (58,802)
                                                                   --------           ---------           -----           ---------

Other income (expense), net                                         (24,440)            (31,066)             --             (55,506)
                                                                   --------           ---------           -----           ---------

Net loss before minority interest
  in loss of subsidiary                                             (58,120)            (86,991)           (969)           (146,080)

Minority interest in loss of subsidiary                                  --                  --              --                  --
                                                                   --------           ---------           -----           ---------

Net loss                                                           $(58,120)          $ (86,991)          $(969)          $(146,080)
                                                                   ========           =========           =====           =========

    Harp & Eagle
        LTD.              Eliminations          Consolidated
        ----              ------------          ------------
    $      --              $     --              $ 292,987

           --                    --                 95,009
    ---------              --------              ---------

           --                    --                197,978

        2,058                11,743                302,353
    ---------              --------              ---------

       (2,058)              (11,743)              (104,375)
    ---------              --------              ---------


        1,406                    --                  4,702
           --                    --                (58,802)
    ---------              --------              ---------

        1,406                    --                (54,100)
    ---------              --------              ---------


         (652)              (11,743)              (158,475)

           --                54,488                 54,488
    ---------              --------              ---------

    $    (652)             $ 42,745              $(103,987)
    =========              ========              =========

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

           Consolidating Schedule, Statement of Cash Flows Information
                     Ten-Month Period ended October 31, 2000
              (See Accountants' Report on Supplemental Information)

                                                                                                                  Castledaly
                                                 Castledaly             Castledaly                                Acquisition
                                                 Acquisition               Manor                                  Corporation
                                                 Corporation              Limited         Eliminations            Consolidated
                                                 -----------              -------         ------------            ------------
Operating activities
     Net loss                                   $ (58,120)              $ (86,991)            $ (969)            $ (146,080)
     Adjustments to reconcile net loss
       to net cash provided by (used for)
       operating activities:
        Minority interest in net loss of
          subsidiary                                    -                       -                  -                      -
        Amortization of goodwill                        -                       -                969                    969
        Depreciation                                    -                  85,373                  -                 85,373
        Decrease (increase) in:
           Accounts receivable                    (11,882)                  2,824                  -                 (9,058)
           Inventories                                  -                  (2,216)                 -                 (2,216)
        Increase (decrease) in:
           Bank overdraft                               -                (117,880)                 -               (117,880)
           Accounts payable                        41,214                  (4,890)                 -                 36,324
           Accrued liabilities                     (9,043)                  2,079                  -                 (6,964)
           Customer deposits                      183,317                 (65,951)                 -                117,366
                                                 --------                 --------          --------                --------

Net cash provided by (used for)
  operating activities                            145,486                (187,652)                -                 (42,166)
                                                 --------                 --------          --------                --------

Investing activities
     Purchases of property and equipment                -                (160,070)                 -               (160,070)
     Increase in note receivable                        -                       -                  -                      -
     Investment in subsidiaries, net of
       cash acquired                             (240,881)                234,127              6,754                      -
                                                 --------                 --------          --------                --------

Net cash provided by (used for)
  investing activities                           (240,881)                 74,057              6,754                (160,070)
                                                 --------                 --------          --------                --------

Financing activities
     Proceeds from:
        Note payable                               40,000                       -                  -                 40,000
        Long-term debt                                  -                  74,141                  -                 74,141
     Retirement of note payable                   (20,000)                      -                  -                (20,000)
     Issuance of common stock                     207,000                       -                  -                207,000
                                                 --------                 --------          --------                --------

Net cash provided by financing activities         227,000                  74,141                  -                301,141
                                                 --------                 --------          --------                --------

               Harp & Eagle
                  LTD.                Eliminations            Consolidated
                  ----                ------------            ------------
               $    (652)             $  42,745              $(103,987)




                       -                (54,488)               (54,488)
                       -                 11,743                 12,712
                       -                      -                 85,373

                       -                      -                 (9,058)
                       -                      -                 (2,216)

                       -                      -               (117,880)
                       -                      -                 36,324
                       -                      -                 (6,964)
                       -                      -                117,366
               ---------              ---------              ---------


                    (652)                     -                (42,818)
               ---------              ---------              ---------


                       -                      -               (160,070)
                 (10,000)                     -                (10,000)

                (174,500)               219,656                 45,156
               ---------              ---------              ---------


                (184,500)               219,656               (124,914)
               ---------              ---------              ---------



                  13,000                      -                 53,000
                       -                      -                 74,141
                       -                      -                (20,000)
                 211,000               (134,000)               284,000
               ---------              ---------              ---------

                 224,000               (134,000)               391,141
               ---------              ---------              ---------

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

           Consolidating Schedule, Statement of Cash Flows Information
                     Ten-Month Period ended October 31, 2000
              (See Accountants' Report on Supplemental Information)

Effect of exchange rate changes on cash        $       -                $  (3,889)           $  (6,754)        $  (10,643)
                                               ----------               ----------           ----------        ----------

Cash
     Net increase (decrease)                      131,605                 (43,343)                   -             88,262
     Beginning of period                               -                       -                     -                  -
                                               ----------               ----------           ----------        ----------

     End of period                             $  131,605               $ (43,343)           $       -         $   88,262
                                               ==========               ==========           ==========        ==========

Supplemental cash flow information
     Cash paid for interest                    $   16,710               $  22,452            $       -         $   39,162

               Harp & Eagle
                  LTD.                Eliminations            Consolidated
                  ----                ------------            ------------
               $      -                $      -               $ (10,643)
               ---------               ---------              ---------


                 38,848                  85,656                 212,766
                      -                       -                       -
               ---------               ---------              ---------

               $ 38,848                $ 85,656               $ 212,766
               =========               =========              =========

               $      -                $      -               $  39,162

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

             Consolidating Schedule, Operating Expenses Information
                     Ten-Month Period ended October 31, 2000
              (See Accountants' Report on Supplemental Information)

                                                                                                           Castledaly
                                    Castledaly              Castledaly                                     Acquisition
                                    Acquisition               Manor                                        Corporation
                                   Corporation               Limited              Eliminations            Consolidated
                                   -----------               -------              ------------            ------------
Advertising                       $   1,571              $    2,909                  $    -             $    4,480
Amortization of goodwill                  -                       -                     969                    969
Bank charges                            246                   4,750                       -                  4,996
Cleaning and hotel maintenance            -                   4,580                       -                  4,580
Depreciation                              -                  85,373                       -                 85,373

Entertainment                             -                   5,192                       -                  5,192
Gardening and landscaping                 -                   7,583                       -                  7,583
Insurance                                 -                   5,831                       -                  5,831
Miscellaneous expense                     -                  11,927                       -                 11,927
Organizational                            -                       -                       -                      -

Payroll taxes                             -                   7,697                       -                  7,697
Printing, postage and stationery          -                   1,904                       -                  1,904
Professional fees                    18,340                   7,562                       -                 25,902
Rent                                      -                     796                       -                    796
Repairs and maintenance                   -                   2,280                       -                  2,280

Subscriptions                             -                   1,463                       -                  1,463
Supplies                              9,384                     761                       -                 10,145
Telephone                                 -                   3,425                       -                  3,425
Travel                                4,139                   1,438                       -                  5,577

Utilities                                 -                  13,777                       -                 13,777
Vehicle expenses                          -                   2,185                       -                  2,185
Wages and salaries                        -                  82,470                       -                 82,470
                                 -----------             -----------             -----------            -----------

                                   $ 33,680               $ 253,903                   $ 969              $ 288,552
                                 ===========             ===========             ===========            ===========

      Harp & Eagle
          LTD.                Eliminations            Consolidated
          ----                ------------            ------------
         $  781            $     --                       $  5,261
             --              11,743                         12,712
             37                  --                          5,033
             --                  --                          4,580
             --                  --                         85,373

             --                  --                          5,192
             --                  --                          7,583
             --                  --                          5,831
             --                  --                         11,927
             --                  --                             --

             --                  --                          7,697
             --                  --                          1,904
          1,240                  --                         27,142
             --                  --                            796
             --                  --                          2,280

             --                  --                          1,463
             --                  --                         10,145
             --                  --                          3,425
             --                  --                          5,577

             --                  --                         13,777
             --                  --                          2,185
             --                  --                         82,470
       --------            --------                       --------

       $  2,058            $ 11,743                       $302,353
       ========            ========                       ========

                          Independent Auditors' Report



Board of Directors
Harp & Eagle, Ltd.
Plymouth, Wisconsin


We have audited the accompanying balance sheet of HARP & EAGLE, LTD. as of December 31, 1999 and the related statements of operations and accumulated deficit and cash flows for the period from inception (September 20, 1999) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion and based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of HARP & EAGLE, LTD. as of December 31, 1999 and the results of its operations and its cash flows for the period from inception (September 20, 1999) through December 31, 1999, in conformity with generally accepted accounting principles.


/s/ Schenck & Associates, S.C.

Sheboygan, Wisconsin
December 7, 2000

                               HARP & EAGLE, LTD.

                                  Balance Sheet
                                December 31, 1999




        ASSETS                                                                                $      -
        ------                                                                                ========


        LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Liabilities                                                                                   $  2,700

Stockholders' deficiency Common stock, $0.0001 par value:
      Authorized, 10,000,000 shares
      Issued and outstanding, 0 shares
    Common stock subscribed, 1,000,000 shares                               $ 100
    Additional paid-in capital                                            399,900
    Stock subscriptions receivable                                       (400,000)
    Accumulated deficit                                                    (2,700)
                                                                         ---------

Net stockholders' deficiency                                                                    (2,700)
                                                                                               -------

Total liabilities and stockholders' deficiency                                                $      -
                                                                                              ========



















See notes to financial statements.

                               HARP & EAGLE, LTD.

                 Statement of Operations and Accumulated Deficit
         Period from Inception (September 20, 1999) to December 31, 1999





Revenue                                          $     -

Organizational expenses                            2,700
                                                 -------

Net loss                                          (2,700)

Accumulated deficit
    Beginning of period                                -
                                                       -

    End of period                                $(2,700)
                                                 =======





























See notes to financial statements.

                               HARP & EAGLE, LTD.

                       Statement of Cash Flows Period from
               Inception (September 20, 1999) to December 31, 1999





Operating activities
    Net loss                                                           $ (2,700)
    Adjustment to reconcile net loss to net cash provided by
      operating activities:
      Increase in liabilities                                             2,700
                                                                       --------

Net cash provided by operating activities                                            $      -

Cash
    Net increase
    Beginning of period                                                                     -
                                                                                            -
                                                                                     --------
    End of period                                                                    $      -
                                                                                     ========


























See notes to financial statements.

                               HARP & EAGLE, LTD.

                          Notes to Financial Statements
                                December 31, 1999


Note 1 - Organization

Harp & Eagle, Ltd. (Company) was formed in September 1999 under the laws of the state of Wisconsin for the purpose of acquiring all of the issued and outstanding common stock of Castledaly Acquisition Corporation. As of December 31, 1999, the Company has not yet acquired an ownership interest in Castledaly Acquisition Corporation.

Note 2 - Stock subscriptions and public offering


As of December 31, 1999, 1,000,000 shares of common stock have been subscribed by one individual for $400,000.

The Company has commenced an offering for sale of up to 560,000 shares of its $0.0001 par value common stock.

                          Independent Auditors' Report



Board of Directors
Castledaly Acquisition Corporation
Plymouth, Wisconsin


We have audited the accompanying consolidated balance sheet of CASTLEDALY ACQUISITION CORPORATION (a Wisconsin corporation) AND SUBSIDIARY as of December 31, 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of Castledaly Manor Limited, a wholly-owned subsidiary, which statements reflect total assets of $952,221 as of December 31, 1999, and total revenues of $208,755 for the year then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Castledaly Manor Limited, is based solely on the report of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CASTLEDALY ACQUISITION CORPORATION AND SUBSIDIARY as of December 31, 1999, and the results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ SCHENCK & ASSOCIATES, S.C.


Sheboygan, Wisconsin
August 18, 2000

                CASTLEDALY ACQUISITION CORPORATION AND SUBSIDIARY

                           Consolidated Balance Sheet
                                December 31, 1999



          ASSETS
Current assets
    Cash                                           $    85,656
    Accounts receivable                                  6,157
    Inventory                                            3,981
                                                   -----------

Total current assets                                              $    95,794

Property and equipment
    Land and buildings                                 442,544
    Building improvements                              562,860
    Furniture, fixtures and equipment                   24,225
                                                   -----------

                                                     1,029,629
    Less accumulated depreciation                      134,162
                                                   -----------

Net property and equipment                                            895,467

Other asset
    Goodwill, net of amortization                                      16,663
                                                                  -----------



                                                                  $ 1,007,924
                                                                  ===========




See notes to consolidated financial statements.

           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Bank overdraft                                                 $   127,595
     Notes payable - shareholders                                       157,589
     Current maturities of long-term debt                                36,188
     Accounts payable                                                    34,233
     Accrued liabilities:
        Interest                                                         59,176
        Payroll taxes                                                    16,561
        Other                                                            40,185
     Customer deposits                                                  114,948
                                                                    -----------

Total current liabilities                                                               $   586,475

Long-term debt, less current maturities                                                     416,633
                                                                                        -----------

Total liabilities                                                                         1,003,108

Stockholders' equity
     Common stock, $0.0001 par value
        Authorized, 9,000 shares
        Issued and outstanding, 725 shares                                   --
     Additional paid in capital                                         527,200
     Accumulated deficit                                               (459,322)
     Foreign currency translation adjustments                           (63,062)
                                                                    -----------

Net stockholders' equity                                                                      4,816
                                                                                        -----------

                                                                                        $ 1,007,924
                                                                                        ===========

                CASTLEDALY ACQUISITION CORPORATION AND SUBSIDIARY

                      Consolidated Statement of Operations
                          Year ended December 31, 1999


Sales                                                      $    208,755

Cost of sales                                                    72,657
                                                           ------------

Gross income                                                    136,098

Operating expenses                                              294,877
                                                           ------------

Loss from operations                                           (158,779)

Other income (expense)
    Interest income                         $      1,857
    Interest expense                             (64,015)
                                            ------------

Other expense, net                                              (62,158)
                                                           ------------

Loss before provision for income taxes                         (220,937)

Provision for income taxes                                           64
                                                           ------------

Net loss                                                   $   (221,001)
                                                           ============



See notes to consolidated financial statements.

                CASTLEDALY ACQUISITION CORPORATION AND SUBSIDIARY

            Consolidated Statement of Changes in Stockholders' Equity
                          Year ended December 31, 1999



                                                                                                 Accumulated
                                                                Additional                          Other
                                                Common           Paid-In       Accumulated      Comprehensive
                                                 Stock           Capital         Deficit            Income           Total
                                               ----------       ----------     -----------      -------------     ----------
Balance, beginning of year                     $      --        $ 521,200       $(238,321)       $  51,182        $ 334,061

    Comprehensive income (loss):
       Net loss                                       --               --        (221,001)              --         (221,001)
       Foreign currency                               --
         translation adjustment                       --               --              --         (114,244)        (114,244)
                                                                                                                  ---------

    Total comprehensive income (loss)                                                                              (335,245)

    Issuance of common stock                          --            6,000              --               --            6,000
                                               ---------        ---------       ---------        ---------        ---------

Balance, end of year                           $      --        $ 527,200       $(459,322)       $ (63,062)       $   4,816
                                               =========        =========       =========        =========        =========






See notes to consolidated financial statements

                CASTLEDALY ACQUISITION CORPORATION AND SUBSIDIARY

                      Consolidated Statement of Cash Flows
                          Year ended December 31, 1999


Operating activities
     Net loss                                                      $   (221,001)
     Adjustments to reconcile net loss to net cash provided by
       operating activities:
        Amortization                                                        775
        Depreciation                                                     96,659
        Decrease (increase) in:
           Accounts receivable                                           (3,291)
           Inventories                                                    3,600
        Increase (decrease) in:
           Bank overdraft                                                20,391
           Accounts payable                                             (16,750)
           Accrued liabilities                                           35,166
           Customer deposits                                            119,469
                                                                   ------------

Net cash provided by operating activities                                               $     35,018

Investing activities
     Purchases of property and equipment                                (31,957)
     Increase in investment in subsidiary                              (108,000)
                                                                   ------------

Net cash used for investing activities                                                      (139,957)

Financing activities
     Proceeds from:
        Note payable                                                     42,000
        Long-term debt                                                  168,000
     Retirement of long-term debt                                       (28,133)
     Issuance of common stock                                             6,000
                                                                   ------------

Net cash provided by financing activities                                                    187,867
Effect of exchange rate changes on cash                                                       (6,332)
                                                                                        ------------

Cash
     Net increase                                                                             76,596
     Beginning of year                                                                         9,060
                                                                                        ------------

     End of year                                                                        $     85,656
                                                                                        ============

Supplemental cash flow information
     Cash paid for interest                                                             $     56,818



     See notes to consolidated financial statements.

                CASTLEDALY ACQUISITION CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements
                                December 31, 1999


Note 1 - Nature of business and significant accounting policies

  A.     Nature of business

         Castledaly Acquisition Corporation (the Company) was incorporated in the state of Wisconsin on April 16, 1997 as a stock holding company. As of December 31, 1999, the Company owns 100% of its subsidiary, Castledaly Manor Limited, an Irish manor house inn located in the village of Castledaly, Ireland. The ten-room inn opened in May 1998 and serves food and beverages on the premises.

  B.     Principles of consolidation

         The consolidated financial statements include the accounts of Castledaly Acquisition Corporation and its wholly-owned subsidiary, Castledaly Manor Limited, an Irish corporation. All significant inter-company balances and transactions have been eliminated.

  C.     Use of estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

  D.     Foreign currency translation

         The assets and liabilities of Castledaly Manor Limited, which are denominated in a foreign currency, are translated using rates of exchange as of December 31, 1999. Revenues and expenses and cash flows are translated at weighted average rates of exchange in effect during the year. The cumulative effect resulting from such translation is included in accumulated other comprehensive income in the consolidated financial statements.

  E.     Inventories

         Inventories are stated at the lower of cost, determined on the first-in, first-out (FIFO) method, or market.

  F.     Property, equipment, and depreciation

         Property and equipment are stated at cost. Expenditures for additions and improvements are capitalized while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently as incurred. Properties sold, or otherwise disposed of, are removed from the property accounts, with gains or losses on disposal credited or charged to the results of operations.

         Depreciation is provided over the estimated useful lives of the respective assets, using the straight-line method for financial reporting purposes, and, in general, accelerated methods for income tax purposes.

                CASTLEDALY ACQUISITION CORPORATION AND SUBSIDIARY

                                December 31, 1999


Note 1 - Nature of business and significant accounting policies, continued

  G.     Other assets and amortization

         Goodwill represents the excess of the purchase price paid by Castledaly Acquisition Corporation at the date of acquisition over the fair market value of the net assets of Castledaly Manor Limited acquired. Goodwill is being amortized using the straight-line method over fifteen years.

  H.     Customer deposits

         Customer deposits consist of monies received from customers in advance for trips to Castledaly Manor Limited.

  I.     Income taxes

         Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the financial and tax bases of property and equipment, accrued liabilities and net operating loss carryforwards. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for tax credits that are available to offset future income taxes. Valuation allowances are established, if necessary, to reduce any deferred tax asset to the amount that will more likely than not be realized.

  J.     Advertising costs

         Advertising costs are expensed as incurred. Advertising costs amounted to $5,509 for the year ended December 31, 1999.

  K.     Comprehensive income

         Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, requires that total comprehensive income be reported in the financial statements. Total comprehensive income is presented on the statement of stockholders' equity.

                CASTLEDALY ACQUISITION CORPORATION AND SUBSIDIARY

                                December 31, 1999


Note 2 - Notes payable - shareholders

Notes payable - shareholders at December 31, 1999 consist of the following:

  Richard Peterson - Shareholder
    9% note, unsecured, due on demand                                                              $   120,000

  Cary O'Dwanny - Shareholder
    10.5% note, unsecured, due on demand                                                                 9,589

  Fuller McBride - Shareholder
    10.5% note, unsecured, due on demand                                                                14,000

  Richard Kranitz - Shareholder
    10.5% note, unsecured, due on demand                                                                14,000
                                                                                                   -----------

                                                                                                   $   157,589
                                                                                                   ===========
Note 3 - Long-term debt

Long-term debt at December 31, 1999 consists of the following:

  Johnson Bank
    Line of credit in the amount of $350,000, interest at prime plus .5% (9% at
      December 31, 1999), guaranteed by County Clare, Ltd., a related party
      (Harp & Eagle, Ltd., a related party, after August 3, 2000), expiring April 30, 2001         $   168,000

  Ulster Bank, Ireland
    Mortgage note, due in monthly installments of $3,425, due February 1, 2013,
      interest at Irish prime less .5% (5.25% at December 31, 1999), secured by real estate            284,821
                                                                                                   -----------

  Total long-term debt                                                                                 452,821
  Current maturities                                                                                    36,188
                                                                                                   -----------

  Long-term debt, less current maturities                                                          $   416,633
                                                                                                   ===========

Maturities of long-term debt for each of the five years succeeding December 31, 1999 are as follows:


                      Year ending
                      December 31,
                      ------------
                          2000                         $   36,188
                          2001                            197,000
                          2002                             30,000
                          2003                             32,000
                          2004                             34,000

                CASTLEDALY ACQUISITION CORPORATION AND SUBSIDIARY

                                December 31, 1999


Note 4 - Income taxes

No net deferred taxes have been recorded, as deferred tax assets have been offset by valuation allowances:


         Deferred income tax assets:
           Total                                                   $   12,000
           Valuation allowances                                        12,000
                                                                   ----------

                                                                           --
         Total deferred income tax liabilities                             --
                                                                   ----------

         Net deferred income tax liability                         $       --
                                                                   ==========

The provision for income taxes consists of:

         Current provision:
           Federal                                                 $       --
           State                                                           --
           Foreign                                                         64
                                                                   ----------

                                                                           64
         Deferred provision                                                --
                                                                   ----------

                                                                   $       64
                                                                   ==========

            Independent Auditors' Report on Supplemental Information



Board of Directors
Castledaly Acquisition Corporation
Plymouth, Wisconsin


Our report on our audit of the basic financial statements of CASTLEDALY ACQUISITION CORPORATION AND SUBSIDIARY for 1999 appears on page F-30. That audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The consolidating schedules on pages F-41 through F-45 are presented for purposes of additional analysis and are not a required part of the basic financial statements. Such information has not been subjected to the auditing procedures applied in the audit of the basic financial statements, and accordingly, we express no opinion on it.


/s/ SCHENCK & ASSOCIATES, S.C.




Sheboygan, Wisconsin
August 18, 2000

                CASTLEDALY ACQUISITION CORPORATION AND SUBSIDIARY

                Consolidating Schedule, Balance Sheet Information
                                December 31, 1999



                                          Castledaly    Castledaly
                                         Acquisition       Manor
           ASSETS                        Corporation      Limited      Eliminations   Consolidated
                                         -----------      -------      ------------   ------------
Current assets
     Cash                                $    39,040    $    46,616    $        --    $    85,656
     Accounts receivable                          --          6,157             --          6,157
     Inventory                                    --          3,981             --          3,981
                                         -----------    -----------    -----------    -----------

Total current assets                          39,040         56,754             --         95,794
                                         -----------    -----------    -----------    -----------

Property and equipment
     Land and buildings                           --        442,544             --        442,544
     Building improvements                        --        562,860             --        562,860
     Furniture, fixtures and equipment            --         24,225             --         24,225
                                         -----------    -----------    -----------    -----------

                                                  --      1,029,629             --      1,029,629
     Less accumulated depreciation                --        134,162             --        134,162
                                         -----------    -----------    -----------    -----------

Net property and equipment                        --        895,467             --        895,467
                                         -----------    -----------    -----------    -----------

Other assets
     Goodwill, net of amortization                --             --         16,663         16,663
     Investment in subsidiary                852,180             --       (852,180)            --
                                         -----------    -----------    -----------    -----------

Total other assets                           852,180             --       (835,517)        16,663
                                         -----------    -----------    -----------    -----------




                                         $   891,220    $   952,221    $  (835,517)   $ 1,007,924
                                         ===========    ===========    ===========    ===========

           LIABILITIES AND                  Castledaly     Castledaly
            STOCKHOLDERS' EQUITY            Acquisition       Manor
            (DEFICIENCY)                    Corporation      Limited      Eliminations   Consolidated
            ------------                    -----------    -----------    ------------   ------------
Current liabilities
     Bank overdraft                         $        --    $   127,595    $        --    $   127,595
     Notes payable - shareholders               157,589             --             --        157,589
     Current maturities of long-term debt            --         36,188             --         36,188
     Accounts payable                            22,320         11,913             --         34,233
     Customer deposits                           43,562         71,386             --        114,948
     Accrued liabilities:
        Interest                                 22,059         37,117             --         59,176
        Payroll taxes                                --         16,561             --         16,561
        Other                                        --         40,185             --         40,185
                                            -----------    -----------    -----------    -----------

Total current liabilities                       245,530        340,945             --        586,475

Long term debt, less current maturities         168,000        829,748       (581,115)       416,633
                                            -----------    -----------    -----------    -----------

Total liabilities                               413,530      1,170,693       (581,115)     1,003,108
                                            -----------    -----------    -----------    -----------

Stockholders' equity (deficiency)
     Common stock                                    --             --             --             --
     Additional paid in capital                 527,200        183,276       (183,276)       527,200
     Accumulated deficit                        (49,510)      (409,037)          (775)      (459,322)
     Foreign currency translation
       adjustment                                    --          7,289        (70,351)       (63,062)
                                            -----------    -----------    -----------    -----------

Net stockholders' equity (deficiency)           477,690       (218,472)      (254,402)         4,816
                                            -----------    -----------    -----------    -----------

                                            $   891,220    $   952,221    $  (835,517)   $ 1,007,924
                                            ===========    ===========    ===========    ===========


                CASTLEDALY ACQUISITION CORPORATION AND SUBSIDIARY

           Consolidating Schedule, Statement of Operations Information
                          Year ended December 31, 1999



                                                  Castledaly       Castledaly
                                                  Acquisition        Manor
                                                  Corporation        Limited      Eliminations    Consolidated
                                                  -----------        -------      ------------    ------------
Sales                                            $         --    $    208,755    $         --    $    208,755

Cost of sales                                              --          72,657              --          72,657
                                                 ------------    ------------    ------------    ------------

Gross income                                               --         136,098              --         136,098

Operating expenses                                     27,734         266,368             775         294,877
                                                 ------------    ------------    ------------    ------------

Loss from operations                                  (27,734)       (130,270)           (775)       (158,779)
                                                 ------------    ------------    ------------    ------------

Other income (expense)
     Interest income                                      230           1,627              --           1,857
     Interest expense                                 (26,221)        (37,794)             --         (64,015)
                                                 ------------    ------------    ------------    ------------

Other expense, net                                    (25,991)        (36,167)             --         (62,158)
                                                 ------------    ------------    ------------    ------------

Loss before provision for income taxes                (53,725)       (166,437)           (775)       (220,937)

Provision for income taxes                                 --              64              --              64
                                                 ------------    ------------    ------------    ------------

Net loss                                         $    (53,725)   $   (166,501)   $       (775)   $   (221,001)
                                                 ============    ============    ============    ============

                CASTLEDALY ACQUISITION CORPORATION AND SUBSIDIARY

           Consolidating Schedule, Statement of Cash Flows Information
                          Year ended December 31, 1999

                                                              Castledaly       Castledaly
                                                              Acquisition        Manor
                                                              Corporation       Limited     Eliminations    Consolidated
                                                              -----------       -------     ------------    ------------
Operating activities
     Net loss                                               $    (53,725)   $   (166,501)   $       (775)   $   (221,001)
     Adjustments to reconcile net loss to
       net cash provided by operating activities:
        Amortization                                                  --              --             775             775
        Depreciation                                                  --          96,659              --          96,659
        Decrease (increase) in:
           Accounts receivable                                        --          (3,291)             --          (3,291)
           Inventories                                                --           3,600              --           3,600
        Increase (decrease) in:
           Bank overdraft                                             --          20,391              --          20,391
           Accounts payable                                       22,320         (39,070)             --         (16,750)
           Accrued liabilities                                    16,883          18,283              --          35,166
           Customer deposits                                      43,562          75,907              --         119,469
                                                            ------------    ------------    ------------    ------------
Net cash provided by operating activities                         29,040           5,978              --          35,018
                                                            ------------    ------------    ------------    ------------

Investing activities
     Purchases of property and equipment                              --         (31,957)             --         (31,957)
     Increase (decrease) in investment
       in subsidiary                                            (207,000)         96,315           2,685        (108,000)
                                                            ------------    ------------    ------------    ------------
Net cash provided by (used for)
  investing activities                                          (207,000)         64,358           2,685        (139,957)
                                                            ------------    ------------    ------------    ------------

Financing activities
     Proceeds from:
        Note payable                                              42,000              --              --          42,000
        Long-term debt                                           168,000              --              --         168,000
     Retirement of long-term debt                                     --         (28,133)             --         (28,133)
     Issuance of common stock                                      6,000              --              --           6,000
                                                            ------------    ------------    ------------    ------------
Net cash provided by (used for)
  financing activities                                           216,000         (28,133)             --         187,867
Effect of exchange rate changes on cash                               --          (3,647)         (2,685)         (6,332)

Cash
     Net increase                                                 38,040          38,556              --          76,596
     Beginning of year                                             1,000           8,060              --           9,060
                                                            ------------    ------------    ------------    ------------

     End of year                                            $     39,040    $     46,616    $         --    $     85,656
                                                            ============    ============    ============    ============
Supplemental cash flow information
     Cash paid for interest                                 $      9,338    $     47,480    $         --    $     56,818


                CASTLEDALY ACQUISITION CORPORATION AND SUBSIDIARY

             Consolidating Schedule, Operating Expenses Information
                          Year ended December 31, 1999




                                             Castledaly         Castledaly
                                             Acquisition           Manor
                                             Corporation          Limited         Eliminations       Consolidated
                                             -----------          -------         ------------       ------------
Advertising                                   $  1,272           $  4,237           $     --           $  5,509
Amortization                                        --                 --                775                775
Bank charges                                       207             10,432                 --             10,639
Cleaning and hotel maintenance                      --              6,761                 --              6,761
Depreciation                                        --             96,659                 --             96,659
Directors' fees                                     --              1,357                 --              1,357
Entertainment                                       --                339                 --                339
Gardening and landscaping                           --              6,736                 --              6,736
Insurance                                           --              4,336                 --              4,336
Miscellaneous expense                               --              2,097                 --              2,097
Payroll taxes                                       --              6,449                 --              6,449
Printing, postage and stationery                    --              1,798                 --              1,798
Professional fees                                6,000             15,526                 --             21,526
Rent                                                --              3,841                 --              3,841
Repairs and maintenance                             --              5,893                 --              5,893
Subscriptions                                       --              4,082                 --              4,082
Supplies                                         7,350              2,192                 --              9,542
Telephone                                           --              2,881                 --              2,881
Travel                                          12,905                 --                 --             12,905
Utilities                                           --             14,870                 --             14,870
Vehicle expenses                                    --              4,895                 --              4,895
Wages and salaries                                  --             70,987                 --             70,987
                                              --------           --------           --------           --------
                                              $ 27,734           $266,368           $    775           $294,877
                                              ========           ========           ========           ========

                                                                       EXHIBIT A








                                1,000,000 SHARES
                                HARP & EAGLE LTD.
                                  COMMON STOCK


                             SUBSCRIPTION AGREEMENT


Harp & Eagle, Ltd.
1234 North Astor Street
Milwaukee, Wisconsin 53202

Gentlemen:

     The undersigned irrevocably subscribe(s) for and agree(s) to purchase shares of common stock, par value $0.0001 per share ("Common Stock"), of Harp & Eagle, Ltd. ("Company"), to be registered in the name(s) of the undersigned at the address appearing below. Delivered concurrently herewith is payment in full
for the Common Stock subscribed for, at the price of $        per share (checks
made payable to "Grafton State Bank, Escrow Agent"). The undersigned agree(s) that the Company has the right to reject this subscription for any reason and that, in the event of rejection, all funds delivered herewith will be promptly returned, without interest or deduction.

WITHHOLDING CERTIFICATION

     Each of the undersigned certifies under penalty of perjury that:

     (1) The Social Security Number or other Federal Tax I.D. Number entered below is correct.
     (2) The undersigned is not subject to backup withholding because:
         (a) The IRS has not informed the undersigned that he/she/it is subject to backup withholding.
         (b) The IRS has notified the undersigned that he/she/it is no longer subject to backup withholding.

     NOTE: If this statement is not true and you are subject to backup withholding, strike out section (2).

REGISTRATION OF SECURITIES

     Common Stock is to be registered as indicated below. (Please type or print.)



--------------------------------


--------------------------------
             Name(s)                  ------------------------------------------
                                      Social Security or Federal Tax I.D. Number
--------------------------------
          Street Address
                                      Telephone Number  (    )
--------------------------------                              ------------------
       City, State, Zip Code

OWNERSHIP:   [ ] Individual    [ ] Marital Property    [ ] Joint Tenants with
Right of Survivorship   [ ] Tenants in Common   [ ] Corporation  [ ] Partnership
[ ] Trust  [ ] IRA/Qualified Plan   [ ] Other
                                              ----------------------------------

         If Common Stock is to be registered jointly, all owners must sign. For IRAs/Qualified Plans, the trustee must sign. Any registration in the names of two or more co-owners will, unless otherwise specified, be as joint tenants with rights of survivorship and not as tenants in common. Each subscriber certifies that he/she/it has full capacity to enter into this Agreement. This subscription is subject to acceptance by the Company and will not be accepted unless accompanied by payment in full.

SUBSCRIBER SIGNATURES

INDIVIDUALS (All proposed record holders must sign.)

Dated:
       -----------------------



----------------------------------          ------------------------------------
          (Signature)                                    (Signature)



----------------------------------          ------------------------------------
      (Print or Type Name)                          (Print or Type Name)




CORPORATIONS, PARTNERSHIPS, TRUSTS AND IRAS/QUALIFIED PLANS (Certificate of Signatory must be completed.)

Dated:
       -----------------------       -------------------------------------------
                                             (Print or Type Name of Entity)


                                  By:
                                     -------------------------------------------
                                      (Signature of Authorized Representative)

                            CERTIFICATE OF SIGNATORY


     I,                                                               , am the
        -------------------------------------------------------------
               (Print or Type Name of Authorized Representative)
                                                        of
-------------------------------------------------------
          (Print or Type Title or Position)
                                                                     ("Entity").
--------------------------------------------------------------------
              (Print or Type Name of Subscribing Entity)

     I certify that I am fully authorized and empowered by the Entity to execute this Subscription Agreement and to purchase Common Stock, and that this Subscription Agreement has been duly executed by me on behalf of the Entity and constitutes a valid and binding obligation of the Entity in accordance with its terms.




    ----------------------------------------------------------------------------
                                (Signature of Authorized Representative)

SALES AGENT

     Name of Selected Placement Agent:
                                       -----------------------------------------

     Name of Registered Representative:
                                        ----------------------------------------


ACCEPTANCE

     Subscription  [ ] accepted  [ ] rejected as of                      , 2000.
                                                    --------------------



                                                     HARP & EAGLE, LTD.



                                          By:
                                             -----------------------------------
                                              (Signature of Authorized Officer)

                               [Inside back cover]











           [Insert graphic, including photographs of Castledaly Manor superimposed on a map of its location in Ireland]

                              [Outside back cover]







                               HARP & EAGLE, LTD.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Sections 11.01 through 11.03 of the Bylaws of the Registrant authorize such corporation to indemnify its directors, officers, employees or agents to the fullest extent permitted by Wisconsin law, as follows:

                                   ARTICLE XI
                                 INDEMNIFICATION

              SECTION 11.01. INDEMNIFICATION. The corporation shall, to the fullest extent authorized by ch. 180, indemnify a director or officer against liability and reasonable expenses incurred by the director or officer in a proceeding in which the director or officer was a party because he or she is or was a director or officer of the corporation. These indemnification rights shall not be deemed to exclude any other rights to which the director or officer may otherwise be entitled. The corporation may, to the fullest extent authorized by ch. 180, indemnify, reimburse or advance expenses of directors or officers.

              A director or officer who seeks indemnification under this Section shall make a written request to the corporation. Indemnification under this Section is not required to the extent limited by the articles of incorporation under Section 11.02. Indemnification under this Section is not required if the director or officer has previously received indemnification or allowance of expenses from any person, including the corporation, in connection with the same proceeding.

              SECTION 11.02. LIMITED INDEMNIFICATION. The corporation's articles of incorporation may limit its obligation to indemnify under Section
         11.01. A limitation under this Section applies if the first alleged act or omission of a director or officer for which indemnification is sought occurred while the limitation was in effect.

              SECTION 11.03. INDEMNIFICATION AND ALLOWANCE OF EXPENSES OF EMPLOYEES AND AGENT. The corporation shall, to the fullest extent authorized by ch. 180, indemnify an employee who is not a director or officer of the corporation, to the extent that he or she has been successful on the merits or otherwise in defense of a proceeding, for all reasonable expenses incurred in the proceeding if the employee was a party because he or she was an employee of the corporation. In addition to the indemnification required by the preceding sentence, the corporation may indemnify and allow reasonable expenses of an employee or agent who is not a director or officer of the corporation to the extent provided by the articles of incorporation or by-laws, by general or specific action of the board of directors or by contract.

    Sections 180.0850 through 180.0859 of the Wisconsin Business Corporation Law provide for the indemnification of directors, officers and other employees of the Registrant, as follows:

         180.0850 DEFINITIONS APPLICABLE TO INDEMNIFICATION AND INSURANCE PROVISIONS. In ss. 180.0850 to 180.0859:
              (1) "Corporation" means a domestic corporation and any domestic or foreign predecessor of a domestic corporation where the predecessor corporation's existence ceased upon the consummation of a merger or other transaction.
              (2) "Director or officer" of a corporation means any of the following:
                  (a) An individual who is or was a director or officer of the corporation.
                  (b) An individual who, while a director or officer of the
              corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of another corporation or foreign corporation, partnership, joint venture, trust or other enterprise.

                  (c) An individual who, while a director or officer of the
              corporation, is or was serving an employee benefit plan because his or her duties to the corporation also impose duties on, or otherwise involve services by, the person to the plan or to participants in or beneficiaries of the plan.
                  (d) Unless the context requires otherwise, the estate or
              personal representative of a director or officer.
              (3) "Expenses" include fees. costs, charges. disbursements, attorney fees and any other expenses incurred in connection with a proceeding.
              (4) "Liability" includes the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, and reasonable expenses.
              (5) "Party" includes an individual who was or is, or who is threatened to be made, a named defendant or respondent in a proceeding.
              (6) "Proceeding" means any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person.
         180.0851 MANDATORY INDEMNIFICATION. (1) A corporation shall indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation.
              (2) (a) In cases not included under sub. (1), a corporation shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following:
                  1. A wilful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest.
                  2. A violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful.
                  3. A transaction from which the director or officer derived an improper personal profit.
                  4. Wilful misconduct.
                  (b) Determination of whether indemnification is required under this subsection shall be made under s. 180.0855.
                  (c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of the director or officer is not required under this subsection.
              (3) A director or officer who seeks indemnification under this section shall make a written request to the corporation.
              (4) (a) Indemnification under this section is not required to the extent limited by the articles of incorporation under s. 180.0852.
                  (b) Indemnification under this section is not required if the director or officer has previously received indemnification or allowance of expenses from any person, including the corporation, in connection with the same proceeding.

         180.0952 CORPORATION MAY LIMIT INDEMNIFICATION. A corporation's articles of incorporation may limit its obligation to indemnify under
         s. 180.0851. Any provision of the articles of incorporation relating to a corporation's power or obligation to indemnify that was in existence on June 13, 1987, does not constitute a limitation on the corporation's obligation to indemnify under s. 180.0851. A limitation under this section applies if the first alleged act or omission of a director or officer for which indemnification is sought occurred while the limitation was in effect.

         180.0853 ALLOWANCE OF EXPENSES AS INCURRED. Upon written request by a director or officer who is a party to a proceeding, a corporation may pay or reimburse his or her reasonable expenses as incurred if the director or officer provides the corporation with all of the following:

              (1) A written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation.
              (2) A written undertaking, executed personally or on his or her behalf, to repay the allowance and, if required by the corporation, to pay reasonable interest on the allowance to the extent that it is ultimately determined under s. 180.0855 that indemnification under s. 180.0851(2) is not required and that indemnification is not ordered by a court under s. 180.0854(2)(b). The undertaking under this subsection shall be an unlimited general obligation of the director or officer and may be accepted without reference to his or her ability to repay the allowance. The undertaking may be secured or unsecured.
         180.0854 COURT-ORDERED INDEMNIFICATION. (1) Except as provided otherwise by written agreement between the director or officer and the corporation, a director or officer who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. Application shall be made for an initial determination by the court under s. 180.0855(5) or for review by the court of an adverse determination under s. 180.0855(1),
         (2), (3), (4) or (6). After receipt of an application, the court shall give any notice that it considers necessary.
              (2) The court shall order indemnification if it determines any of the following:
              (a) That the director or officer is entitled to indemnification under s. 180-0851 (1) or (2). If the court also determines that the corporation unreasonably refused the director's or officer's request for indemnification, the court shall order the corporation to pay the director's or officer's reasonable expenses incurred to obtain the court-ordered indemnification.
              (b) That the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether indemnification is required under s.180.0851(2).
         180.0955 DETERMINATION OF RIGHT TO INDEMNIFICATION. Unless otherwise provided by the articles of incorporation or bylaws or by written agreement between the director or officer and the corporation, the director or officer seeking indemnification under s. 180.0851(2) shall select one of the following means for determining his or her right to indemnification:
              (1) By a majority vote of a quorum of the board of directors consisting of directors who are not at the time parties to the same or related proceedings. If a quorum of disinterested directors cannot be obtained, by majority vote of a committee duly appointed by the board of directors and consisting solely of 2 or more directors who are not at the time parties to the same or related proceedings. Directors who are parties to the same or related proceedings may participate in the designation of members of the committee.
              (2) By independent legal counsel selected by a quorum of the board of directors or its committee in the manner prescribed in sub. (1) or, if unable to obtain such a quorum or committee, by a majority vote of the full board of directors, including directors who are parties to the same or related proceedings.
              (3) By a panel of 3 arbitrators consisting of one arbitrator selected by those directors entitled under sub. (2) to select independent legal counsel, one arbitrator selected by the director or officer seeking indemnification and one arbitrator selected by the 2 arbitrators previously selected.
              (4) By an affirmative vote of shares as provided in s.180.0725. Shares owned by, or voted under the control of, persons who are at the time parties to the same or related proceedings, whether as plaintiffs or defendants or in any other capacity, may not be voted in making the determination.
              (5) By a court under s.180.0854.
              (6) By any other method provided for in any additional right to indemnification permitted under s.180.0858.
         180.0856 INDEMNIFICATION AND ALLOWANCE OF EXPENSES OF EMPLOYEES AND AGENTS. (1) A corporation shall indemnify an employee who is not a director or officer of the corporation, to the extent that he or she has been successful on the merits or otherwise in defense of a proceeding, for all expenses incurred in the proceeding if the employee was a party because he or she was an employee of the corporation.
              (2) In addition to the indemnification required by sub. (1), a corporation may indemnify and allow reasonable expenses of an employee or agent who is not a director or officer of the corporation to the extent provided by the articles of incorporation or bylaws, by general or specific action of the board of directors or by contract.

         180.0857 INSURANCE. A corporation may purchase and maintain insurance on behalf of an individual who is an employee, agent, director or officer of the corporation against liability asserted against or incurred by the individual in his or her capacity as an employee, agent, director or officer or arising from his or her status as an employee, agent, director or officer, regardless of whether the corporation is required or authorized to indemnify or allow expenses to the individual against the same liability under ss. 180.0851, 180.0853,
         180.0856 and 180.0858.
         180.0858 ADDITIONAL RIGHTS TO INDEMNIFICATION AND ALLOWANCE OF EXPENSES. (1) Except as provided in sub. (2), ss. 180.0851 and 180.0853 do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under any of the following:
            (a) The articles of incorporation or bylaws.
            (b) A written agreement between the director or officer and the corporation.
            (c) A resolution of the board of directors.
            (d) A resolution, after notice, by a majority vote of all of the corporation's voting shares then issued and outstanding.
            (2) Regardless of the existence of an additional right under sub.
         (1), the corporation may not indemnify a director or officer, or permit a director or officer to retain any allowance of expenses unless it is determined by or on behalf of the corporation that the director or officer did not breach or fail to perform a duty that he or she owes to the corporation which constitutes conduct under s. 180.0851(2)(a)1, 2, 3 or 4. A director or officer who is a party to the same or related proceeding for which indemnification or an allowance of expenses is sought may not participate in a determination under this subsection.
            (3) Sections 180.0850 to 180.0859 do not affect a corporation's power to pay or reimburse expenses incurred by a director or officer in any of the following circumstances:
            (a) As a witness in a proceeding to which he or she is not a party.
            (b) As a plaintiff or petitioner in a proceeding because he or she is or was an employee, agent, director or officer of the corporation.
         180.0859 INDEMNIFICATION AND INSURANCE AGAINST SECURITIES LAW CLAIMS.
         (1) It is the public policy of this state to require or permit indemnification, allowance of expenses and insurance for any liability incurred in connection with a proceeding involving securities regulation described under sub. (2) to the extent required or permitted under ss. 180.0850 to 180.0858.
              (2) Sections 180.0850 to 180.0858 apply, to the extent applicable to any other proceeding, to any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities, securities brokers or dealers, or investment companies or investment advisors.

    The Registrant has not purchased insurance against costs which may be incurred by it pursuant to the foregoing provisions of its Articles of Incorporation of Incorporation and Bylaws, nor does it insure its officers and directors against liabilities incurred by them in the discharge of their functions as such officers and directors.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    All amounts below are based upon the registration of 1,000,000 shares at $6.50 per share, of which all are assumed to be sold in the offering at $6.00 per share:

         SEC registration fee.............................  $    1,625.00
         NASD filing fee..................................       1,150.00
         Brokers' expense allowance.......................     120,000.00
         Legal fees and expenses..........................      40,000.00*
         Accounting fees and expenses.....................      19,000.00*
         Blue Sky fees and expenses.......................       4,000.00*
         Printing and engraving...........................       8,500.00*
         Other expenses...................................         725.00*
                                                            --------------
                  Total...................................  $  195,000.00*


-----------------
         *  Estimate

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     From September 14, 1999 (inception) through November 30, 2000, the Registrant sold 1,513,000 shares of its common stock in a private offering to 15 individual investors, 11 of whom were shareholders of affiliated corporations, for an aggregate purchase price of $893,000, consisting of cash in the aggregate amount of $236,000 and common stock of affiliated corporations valued by the Registrant at $657,000. No selling commission or other compensation was paid in connection with such transactions. All sales were made in reliance upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) of such Act.

     During December, 2000, the Registrant granted options to purchase 100,000 shares of its common stock to four persons, all of whom were officers, directors and/or employees of the Registrant, pursuant to a plan adopted by its shareholders as of September 15, 1999. All of such options are exercisable for a period of five years, commencing six months following the initial effective date of this registration statement, at the price of $1.00 per share, determined by the Registrant to reflect the fair value of its common stock on December 31, 2000. No selling commission or other compensation was paid in connection with the respective grants of such options, which were made in reliance upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) of such Act.

ITEM 27. EXHIBITS.

   Exhibit
   Number                          Description
   ------                         -----------
     1.1     Managing Placement Agent (Underwriting) Agreement
     1.2     Form of Selected Placement Agent (Dealer) Agreement
     3.1     Articles of Incorporation of the Registrant
     3.2     Articles of Amendment of the Registrant
     3.3     Bylaws of the Registrant
     4.1     Form of Underwriter's Warrant
     5.1     Opinion of Kevin B. Dunn, Esq. *
    10.1 Escrow Agreement, among the Registrant, Liss Financial Services and Grafton State Bank
    23.1     Consent of Kevin B. Dunn, Esq. (included in Exhibit 5.1) *
    23.2     Consent of Kranitz & Philipp *
    23.3     Consent of Schenck & Associates, S.C. *
    24.1     Power of Attorney (included at Page II - 7)
    -----------------
         * To be filed by amendment.

ITEM 28. UNDERTAKINGS.

     The undersigned small business issuer will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned small business issuer will:

    (1) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

    (2) For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

    (3) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

           (i)   Include any prospectus required by section 10(a)(3) of the Act;

           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

           (iii) Include any additional or changed material information on the plan of distribution.

    (4) For determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (5) File a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Milwaukee, State of Wisconsin, on February 5, 2001.

                                                    HARP & EAGLE, LTD.

                                         By:     /s/ CARY JAMES O'DWANNY
                                            ------------------------------------
                                               Cary James O'Dwanny, President


                                POWER OF ATTORNEY

         Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Cary James O'Dwanny and Dennis J. Radtke, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

         SIGNATURE                        TITLE                        DATE


  /s/ CARY JAMES O'DWANNY          President (Principal         February 5, 2001
----------------------------   Executive Officer), Treasurer
    Cary James O'Dwanny          (Principal Financial and
                              Accounting Officer) and Director

     /s/ GERARD DUNNE           Vice President and Director     February 5, 2001
----------------------------
       Gerard Dunne

   /s/ DENNIS J. RADTKE         Vice President and Director     February 5, 2001
----------------------------
     Dennis J. Radtke


  /s/ MICHAEL S. JOYCE                   Director               February 5, 2001
----------------------------
    Michael S. Joyce

   /s/ THOMAS J. SHEEHAN                 Director               February 5, 2001
----------------------------
     Thomas J. Sheehan

                                1,000,000 SHARES
                               HARP & EAGLE, LTD.
                                  COMMON STOCK


                                INDEX TO EXHIBITS


   Exhibit
   Number                         Description
   ------                         -----------
     1.1     Managing Placement Agent (Underwriting) Agreement
     1.2     Form Selected Placement Agent (Dealer) Agreement
     3.1     Articles of Incorporation of the Registrant
     3.2     Articles of Amendment of the Registrant
     3.3     Bylaws of the Registrant
     4.1     Form of Underwriter's Warrant
     5.1     Opinion of Kevin B. Dunn, Esq., as to the legality of the Common
             Stock *
    10.1 Escrow Agreement, among the Registrant, Liss Financial Services and Grafton State Bank
    23.1     Consent of Kevin B. Dunn, Esq. (included in Exhibit 5.1) *
    23.2     Consent of Kranitz & Philipp *
    23.3     Consent of Schenck & Associates, S.C. *
    24.1     Power of Attorney (included at Page II - 7)

    --------------------
         * To be filed by amendment.








                                  Exhibit Index